UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Host Hotels & Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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HOST HOTELS & RESORTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND 2016 PROXY STATEMENT

HOST
HOTELS & RESORTS®

April 4, 2016

Dear Fellow Stockholder:

I am pleased to invite you to our 2016 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 11:00 a.m. on Thursday, May 12, 2016, at the Ritz-Carlton Hotel, Tysons Corner, Virginia. The doors will open at 10:30 a.m. Our directors and management team will be available to answer questions.

The attendance of stockholders at our annual meeting is helpful in maintaining communication and an understanding of our business. We hope you will be able to join us. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy card. Instructions for these convenient ways to vote are set forth on the enclosed proxy card.

At the annual meeting we will ask you to elect our Board of Directors. We will also be considering ratification of the selection of KPMG LLP as our independent registered public accountants, an advisory vote to approve executive compensation, two Charter amendments strengthening stockholder rights and an increase in authorized shares under the Company’s employee stock purchase plan. These proposals are described in detail in the attached Notice of 2016 Annual Meeting of Stockholders and Proxy Statement. Our 2015 Annual Report (including our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission) is also enclosed. We encourage you to read our 2015 Annual Report which we hope you will find interesting and useful. Thank you for your continued interest in Host Hotels & Resorts and we look forward to seeing you at the meeting.

Sincerely,

Richard E. Marriott

Chairman of the Board

6903 Rockledge Drive, Suite 1500 Bethesda, Maryland 20817-1109

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Thursday, May 12, 2016
Meeting Time:	11:00 a.m., Doors open at 10:30 a.m.
Location:	The Ritz-Carlton Hotel, Tysons Corner 1700 Tysons Boulevard, McLean, Virginia

Agenda

1.	Election of nine directors;

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2016;

3.	An advisory resolution to approve executive compensation;

4.	Approval of a Charter amendment providing stockholders the concurrent power to amend the Company’s Bylaws;

5.	Approval of a Charter amendment reducing the threshold required for stockholders to call a special meeting;

6.	Approval of an amended and restated employee stock purchase plan increasing the shares reserved for issuance; and

7.	Transaction of any other business that may be properly brought before the annual meeting.

The proxy statement more fully describes these proposals.

Record Date

You may vote if you were a holder of record of our common stock at the close of business on March 17, 2016, the record date.

By Order of the Board of Directors

Elizabeth A. Abdoo

Secretary

April 4, 2016

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Go to the website address shown on your proxy card and vote via the Internet	BY MAIL Mark, sign, date and return the enclosed proxy card in the postage-paid envelope

BY TELEPHONE Use the toll-free number shown on your proxy card (this call is toll-free if made in the United States or Canada)	IN PERSON Attend the Annual Meeting in McLean, Virginia

PROXY STATEMENT

i

Proxy Statement. The Board of Directors of Host Hotels & Resorts, Inc. is soliciting proxies to be voted at our 2016 Annual Meeting of Stockholders on May 12, 2016 and at any adjournment or postponement of the meeting. We expect that this Proxy Statement will be mailed and made available to stockholders beginning on or about April 4, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 12, 2016. The Company’s Proxy Statement for the 2016 Annual Meeting, and our Annual Report to Stockholders for 2015 are both available free of charge at http://www.hosthotels.com/investorrelations.asp. References in this Proxy Statement and accompanying materials to Internet web sites are for the convenience of readers. Information available at or through these web sites is not incorporated by reference in this Proxy Statement.

ii

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Record Date
11:00 a.m., May 12, 2016	March 17, 2016

Place Ritz-Carlton, Tysons Corner 1700 Tysons Boulevard, McLean, Virginia	Number of Common Shares Eligible to Vote at the Meeting as of the Record Date
[ ]

VOTING MATTERS

Matter	Board Recommendation	Page Reference (for more detail)
Election of Directors	FOR each director nominee	16
Ratification of Appointment of KPMG LLP	FOR	21
Advisory Resolution to Approve Executive Compensation	FOR	22
Charter Amendment Providing Stockholders the Power to Amend Bylaws	FOR	23
Charter Amendment Reducing the Threshold for Calling a Special Meeting	FOR	24
Approval of the Employee Stock Purchase Plan	FOR	25

BOARD NOMINEES

The following table provides summary information about each director nominee. Directors are elected annually by a majority of votes cast.

Name, Age	Director Since	Principal Occupation	Committee Memberships*			Other Public Company Boards
			A	C	NCG
Mary L. Baglivo, 58	2013	Chief Marketing Officer Northwestern University				PVH Corp.
Sheila C. Bair, 62	2012	President of Washington College	(F)			Thomson Reuters
Terence C. Golden, 71	1995	Chairman of Bailey Capital Corporation				Pepco Holdings, Inc.
Ann McLaughlin Korologos, 74	1993	Former Chair of RAND Corporation Board of Trustees				Kellogg Company Michael Kors Harman International Industries
Richard E. Marriott, 77	1979	Chairman of the Board
John B. Morse, Jr., 69	2003	Retired Vice President and CFO of The Washington Post Company	(F)			AES Corporation HSN, Inc.
Walter C. Rakowich, 58	2012	Retired Chief Executive Officer of Prologis	(F)			Iron Mountain Incorporated
Gordon H. Smith, 63	2009	President & CEO of the National Association of Broadcasters
W. Edward Walter, 60	2007	President and Chief Executive Officer				AvalonBay Communities

* A	Audit Committee	C	Compensation Policy Committee
	Chair of the Committee	NCG	Nominating and Corporate Governance Committee
(F)	Audit Committee Financial Expert

PROXY SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to strong performance and creating long-term stockholder value. Our governance framework gives our highly experienced independent directors the structure necessary to provide oversight, advice and counsel to the Company. This framework is described in more detail in our Corporate Governance Guidelines and codes of conduct, which can be found in the governance section of our website.

Board Independence	• 7 out of 9 of our directors are independent • Our Chairman and CEO are the only management directors

Board Composition

•   33% of Board members are women

•   Annual Board self-assessments to review its effectiveness

•   The Nominating and Corporate Governance Committee leads the full Board in considering Board competencies and identification and evaluation of director candidates in light of Company strategy

Board Committees

•   We have three Board committees – Audit, Nominating and Corporate Governance, and Compensation Policy

•   All committees are composed entirely of independent directors

•   Audit Committee members are all “financial experts”

Leadership Structure

•   Chairman of the Board separate from CEO

•   Independent Lead Director (selected by the independent directors). Among other duties, he/she convenes and chairs executive sessions of the independent directors to discuss certain matters without management present

Risk Oversight

•   Our full Board is responsible for risk oversight, and has designated committees to have particular oversight of certain key risks. Our Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks

Open Communication	• We encourage open communication and strong working relationships among the Lead Director, Chairman, CEO and other directors. • Our directors have access to management and employees

Director Stock Ownership

•   Our independent directors are required to own common stock in an amount equal to five times the annual cash base retainer. Our management directors (CEO and Chairman) are required to own common stock in an amount equal to six times their annual salary

•   Comprehensive insider trading policy

•   Prohibitions on hedging and pledging transactions

Accountability to Stockholders

•   We use majority voting in uncontested director elections

•   We have a fully non-classified board with annual election of directors

•   Strong stockholder engagement

•   No stockholder rights plan

•   Annual advisory vote on executive compensation

•   Opted out of the Maryland Control Share Acquisition Act (which had provided certain takeover defenses)

PROXY SUMMARY

•    Opted out of the provisions of the Maryland Unsolicited Takeover Act which would have permitted the Board to classify itself without a stockholder vote

•    This year, the Board is proposing Charter amendments providing stockholders the concurrent power to amend the Bylaws and reducing the threshold needed for stockholders to call a special meeting

Management Succession Planning

•    Comprehensive succession planning program

•    The Board actively monitors our succession planning and people development and receives regular updates on employee engagement, diversity and retention matters

Sustainability and Corporate Responsibility	• The Nominating and Corporate Governance Committee monitors our programs and initiatives on sustainability, environmental matters and social responsibility

2015 PERFORMANCE HIGHLIGHTS

2015 was another year of continued growth for the Company. Revenues increased for the sixth year in a row and the Company’s comparable hotel revenue per available room (or RevPAR) increased 3.8% in 2015 as compared to 2014 on a constant U.S. dollar basis. RevPAR is a commonly used measure within the hotel industry to evaluate hotel operations. For more information on this measure and our 2015 results, see the Company’s Annual Report on Form 10-K.

We also undertook a number of initiatives in 2015 to capitalize on value-enhancing opportunities and better position the Company for long-term, sustainable growth.

Invested over:

$1
Billion

in 2015, including the acquisition of the iconic Phoenician, a 643 room Luxury Collection resort in Scottsdale, Arizona for $400 million. Also completed significant redevelopment projects at:

•  The Houston Airport Marriott

•  The Logan, Philadelphia

•  The Camby Hotel, Phoenix

•  The Axiom Hotel, San Francisco

Sold over: $1 Billion in hotels, including properties owned in our European and Asia/Pacific joint ventures, further sharpening the portfolio’s focus on the Company’s major markets	Repaid or refinanced: $1.4 Billion in debt, reducing the Company’s average interest rate by 110 basis points to 3.7%, extending our maturity schedule and maintaining our investment grade bond rating	Returned to stockholders in 2015: $1.3 Billion through $650 million of dividends and $675 million of stock repurchases completed at a significant discount to estimated net asset value	Current annualized dividend yield: 4.8% Based on $0.20 per share quarterly dividend to be paid on April 15, 2016 and the Company’s stock price of $16.56 as of March 15, 2016

ATTENDANCE AND VOTING MATTERS

ATTENDANCE AND VOTING MATTERS

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. This proxy is being solicited by the Board of Directors, and we have designated Gregory J. Larson and Elizabeth A. Abdoo as proxies for this annual meeting. When you properly sign your proxy card or vote via telephone or the Internet, you are giving the persons named on the card your direction to vote your shares of common stock at the annual meeting as you designate.

What is a proxy statement?

It is a document that summarizes information that we are required to provide you under the rules of the Securities and Exchange Commission, or SEC, when we ask you to vote your shares or designate a proxy. It is designed to assist you in voting.

What does it mean if I get more than one proxy card?

You should vote by completing and signing each proxy card you receive. You will receive separate proxy cards for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., or Computershare, you are considered the stockholder of record with respect to those shares, and the Notice of Annual Meeting, Proxy Statement and our 2015 Annual Report were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Annual Meeting, Proxy Statement and our 2015 Annual Report were forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Who is entitled to vote?

Anyone who owned common stock of the Company at the close of business on March 17, 2016, the record date, can vote at the annual meeting and is entitled to one vote for each share of common stock owned.

How can I manage the number of Annual Reports and Proxy Statements I receive?

The included glossy 2015 Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC (which together comprise the 2015 Annual Report of the Company), is being mailed to stockholders with this Proxy Statement. If you share an address with any of our other stockholders, your household might receive only one copy of these documents. We will promptly deliver, upon oral or written request, individual copies of these documents to any stockholders at a shared address who received only one copy. To request individual copies for each stockholder in your household for this year and/or future years, please contact our Investor Relations department at 240-744-1000, by e-mail to ir@hosthotels.com, or by mail to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Investor Relations. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare at 866-367-6351 toll-free within the United States and Canada; outside the United States and Canada at 781-575-4320, or by mail at P.O. Box 30170, College Station, TX 77842-3170.

ATTENDANCE AND VOTING MATTERS

How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record as of the close of business on March 17, 2016 and attend the annual meeting, you may vote in person at the meeting. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may authorize a proxy to vote your shares as follows:

•	Vote by Telephone. You may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 11, 2016. When you call, have your proxy card in hand and you will receive a series of voice instructions, which will allow you to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Internet. You also have the option to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 11, 2016. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted.

Who is acting as my proxy and how will they vote my shares?

The individuals named on the enclosed proxy card are your proxies. They will vote your shares as you indicate. If you sign and return your proxy card but do not indicate how you wish to vote and you hold your shares in your own name as a holder of record, all of your shares will be voted as recommended by the Board of Directors.

However, if you hold your shares in street name, it is critical that you cast your vote in order for your vote to count. In the past, if you held your shares in street name and you did not indicate how you wanted to vote those shares, your bank or broker was allowed to vote those shares on your behalf in the election of directors and other routine matters as they deemed appropriate. Now, due to regulatory changes, your bank or broker is no longer able to vote your shares on a discretionary basis in most matters. If you hold your shares in street name and do not instruct your bank or broker how to vote, then no votes will be cast on your behalf for all matters other than the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2016 (proposal 2).

May I revoke my proxy?

You may revoke your proxy at any time before the annual meeting if you:

(1)	File a written notice of revocation dated after the date of your proxy with Computershare; or

(2)	Send Computershare by mail a later-dated proxy for the same shares of common stock; or

(3)	Submit a new vote by telephone or the Internet. The date of your last vote, by either of these methods or by mail, will be the one that is counted; or

(4)	Attend the annual meeting AND vote there in person.

The mailing address for Computershare is P.O. Box 30170, College Station, TX 77842-3170. The overnight delivery address for Computershare is: 211 Quality Circle, Suite 210 College Station, TX 77845.

ATTENDANCE AND VOTING MATTERS

What vote is required to approve each proposal?

In the election of directors (proposal 1), each nominee must receive more “for” votes than “against” votes in order to be elected as a director. The affirmative vote of a majority of votes cast at the meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2016 (proposal 2), to approve the advisory resolution on executive compensation (proposal 3) and to approve the amended and restated employee stock purchase plan (proposal 6). The two Charter amendments (proposals 4 and 5) each require the affirmative vote of at least two-thirds of all the votes entitled to be cast on the proposal.

What constitutes a “quorum”?

A majority of the outstanding shares entitled to vote, present in person or by proxy, constitutes a quorum. We must have a quorum to conduct the annual meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “abstain,” or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares. Abstentions and broker non-votes will have no effect on the results of the vote on the election of directors, the ratification of the appointment of KPMG LLP, or the advisory resolution on executive compensation. However, abstentions and broker non-votes will have the effect of a vote against each of the two Charter amendments. For the vote on the amended and restated employee stock purchase plan, abstentions will have the effect of a vote against the proposal but broker non-votes will have no effect on the results of the vote.

How can I obtain copies of documents referenced in this proxy statement?

Copies of the Company’s Corporate Governance Guidelines, codes of conduct and other documents referenced in this proxy statement can be accessed in the “Corporate Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request by writing to:

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Attention: Investor Relations

How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting your signed proxy card gives authority to Gregory J. Larson and Elizabeth A. Abdoo, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

Who will count the votes?

Computershare Trust Company, N.A., our transfer agent, will act as the inspectors of election and will tabulate the votes.

ATTENDANCE AND VOTING MATTERS

Who pays the cost of this proxy solicitation?

We bear all expenses incurred in connection with the solicitation of proxies. We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $12,500, plus expenses. We will reimburse brokers, fiduciaries and custodians for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be disclosed on a Form 8-K filed with the SEC within four business days of the date of the annual meeting, which will be available on the Company’s website at http://www.hosthotels.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance and Code of Business Conduct and Ethics

Our Board of Directors oversees the management of the Company and its business for the benefit of our stockholders in order to enhance stockholder value over the long-term. The Board has adopted Corporate Governance Guidelines which are reviewed annually and periodically amended as the Board enhances the Company’s corporate governance practices. The Board has also adopted a code of business conduct and ethics that applies to all directors, officers and employees of the Company and a code of business conduct and ethics and conflict of interest policy that also applies to the Board. The purpose of these codes of conduct is to promote honest and ethical conduct; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and directors. The Company’s Corporate Governance Guidelines, codes of conduct and other documents describing the Company’s corporate governance practices can be accessed in the “Corporate Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

Governance is a continuing focus of the Company. In past years the Board has implemented numerous corporate governance enhancements to serve the long-term interests of all stockholders. These have included adopting a majority vote standard for uncontested director elections, declassifying the Board, allowing the Company’s rights plan to expire and opting out of the Maryland Control Share Acquisition Act. In 2014 the Board filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland electing to opt out of the provisions of the Maryland Unsolicited Takeover Act (the “Act”) that permit the Board to classify itself without a stockholder vote. This year, the Board of Directors is proposing two Charter amendments which strengthen the rights of stockholders by providing stockholders the concurrent power to amend the Company’s Bylaws and making it easier for stockholders to call a special meeting. For more information on the Company’s corporate governance practices, see the Corporate Governance Guidelines posted on our website.

Communications With Directors

The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of the full Board of Directors, the Lead Director or the non-management directors as a group by writing to:

Host Hotels & Resorts, Inc.
Attention: Secretary
6903 Rockledge Dr., Suite 1500
Bethesda, MD 20817

The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded. The Secretary shall retain for three years copies of all stockholder communications that are forwarded.

Stockholder Outreach and Engagement

The Company’s relationship with its stockholders is an important part of our corporate governance program. Engaging with our stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. In the last two years we have also expanded our stockholder outreach by engaging stockholders directly and seeking their views on governance and other matters, concentrating our efforts on our largest stockholders. In addition, in 2014 we hosted an investor day highlighting the

CORPORATE GOVERNANCE AND BOARD MATTERS

Company’s business strategy which stockholders were able to listen to via our website. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases, and our website. Our conference calls for quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on our website for a period of time.

Board Leadership Structure

Our governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. This will be driven by the needs of the Company as well as the particular makeup of the Board at any point in time. As a result, no policy exists requiring the combination or separation of leadership roles, and the Company’s governing documents do not mandate a particular structure.

Our current leadership structure is comprised of the Chairman of the Board, a separate Chief Executive Officer, an independent director serving as Lead Director who presides over the non-management directors, and strong active independent directors. The CEO is responsible for setting the strategic direction of the Company and for the day to day leadership and management of the Company, while the Chairman of the Board provides guidance to the CEO, directs the agenda for Board meetings and presides over meetings of the full Board. This structure reflects the continued strong leadership, industry experience and energy brought to the Board by Richard E. Marriott, who has led the Company as Chair since its split with Marriott International in 1993. His over 50 year career at the Company uniquely provides him with a perspective and wealth of knowledge that is invaluable to the Board.

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. Seven of nine of our current directors and director nominees are considered independent within the meaning of the rules of the New York Stock Exchange. Under our Corporate Governance Guidelines, non-management directors meet in executive session without the presence of the CEO, the Chairman of the Board or other executive officers. The purpose of these sessions is to promote open discussions among the independent directors concerning the business and affairs of the Company as well as matters concerning management, without any member of management present.

The Chair of our Nominating and Corporate Governance Committee, currently Walter C. Rakowich, serves as our Lead Director. As such, he convenes and chairs all meetings of non-management directors in executive sessions on a quarterly basis and more, if needed, serves as the principal liaison between the non-employee directors and the CEO and Chairman, is available to consult with the CEO about any concerns of the Board, and serves as the director to whom correspondence may be directed on behalf of the non-management directors as a group, as described above under “Communications with Directors.” The position and role of the Lead Director is intended to expand lines of communication between the Board and members of management. It is not intended to reduce the free and open access and communications that each independent board member has with other board members and members of management.

At least annually, the Nominating and Corporate Governance Committee discusses the structure and composition of the Board of Directors and reviews the current leadership structure. This is discussed with the full Board as part of the Board’s annual evaluation to assess its effectiveness and takes into account our current business plans and long-term strategy as well as the particular makeup of the Board at that time.

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a material relationship with the Company that could interfere with a director’s independent judgment. To be considered independent, directors must also be “independent” within the meaning of the New York Stock Exchange’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in the Company’s Corporate Governance Guidelines.

In determining the independence of our directors, the Board considers all relevant facts and circumstances, including, but not limited to, whether the director receives any compensation or other fees from the Company, other than the fees described under “Director Compensation”, whether the director, or an organization with which the

CORPORATE GOVERNANCE AND BOARD MATTERS

director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company, and any charitable contributions the Company made to non-profit organizations with which director nominees are associated. Consistent with these considerations, the Nominating and Corporate Governance Committee reviewed directors’ responses to a questionnaire asking about their relationships with the Company, as well as those of their immediate family members, and other potential conflicts of interest. The Committee determined that all of the director nominees other than Mr. Marriott and Mr. Walter are independent and recommended to the Board that Messrs. Golden, Morse, Smith and Rakowich and Mmes. Korologos, Bair and Baglivo have been determined to be independent. The Board approved the determination that seven of the Company’s nine director nominees are independent. Messrs. Marriott and Walter are not independent because they are Company employees.

The Board’s Role in Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Reviews of certain areas are conducted by the relevant committees that report on their deliberations to the Board. Risks are considered in almost all business decisions and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, appropriate risk-taking is essential for the Company to be competitive and to achieve its business objectives. The chart below summarizes the primary areas of risk oversight for the Board and its committees.

Risk Oversight

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual business plan and strategic plan; major litigation and regulatory exposures, environmental and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; investments, acquisitions and divestitures; capital market and joint ventures; and senior management succession planning.

Audit Committee	Discusses guidelines and policies with respect to the Company’s risk assessment and risk management processes. Responsible for oversight of risks associated with financial matters, particularly the Company’s financial statements, tax, accounting, and disclosure; risks associated with derivatives and hedging strategy; risks associated with the independence, qualifications and performance of the Company’s outside auditor and internal auditors; and the Company’s compliance with legal and regulatory requirements.

Compensation Policy Committee	Exposures associated with compensation of the Company’s officers, stock ownership and incentive-compensation plans, executive retention, succession planning and employment related matters. As discussed in more detail in the Compensation Discussion & Analysis, the Committee reviews and approves compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of compensation.

Nominating and Corporate Governance Committee	Risks and exposures relating to the identification of qualified candidates to become Board members; continuing oversight of Board composition; review of the structure, membership and charters of the Board committees; review of compensation for independent directors; and oversight of the evaluation of the Board and management.

The Board and its committees implement their oversight responsibilities through management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operating, financial, legal, compliance and reputational risk. Management communicates routinely with the Board, its committees and individual directors on the significant risks identified through this process and how they are being managed.

CORPORATE GOVERNANCE AND BOARD MATTERS

Political Contributions

The Company has a longstanding policy prohibiting direct contributions to political parties, political committees, political candidates, or organizations organized under Section 527 of the U.S. Internal Revenue Code. The Company does not have a political action committee.

The Company believes that participation in the public policy process is an important and essential means of enhancing stockholder value. To help us achieve this objective, the Company belongs to a number of trade associations (organized under Section 501(c)(6) of the Internal Revenue Code), which allows us to network, build business skills, advance our public agenda and related business goals and monitor industry policies and trends. Company participation in trade associations, including membership on a trade association board, does not mean that the Company agrees with every position a trade association takes on an issue. In fact, from time to time our positions may differ from those of the trade associations of which we are members.

The Company makes payments to these associations, including membership fees and dues. In 2015, six organizations received dues and other contributions from the Company totaling $25,000 or more. Based on each organization’s records, we have listed below the portion of Company dues and other contributions that is used by each organization for lobbying.

2015 Trade Association Memberships

U.S. Trade Association	2015 Company Dues and Contributions		Lobbying % (1)	Amount of Company Dues Allocated to Lobbying
National Association of Real Estate Investment Trusts	$127,652		25	$31,913
US Travel Association	104,286		38	39,629
Real Estate Roundtable	45,000		65	29,250
The Real Estate Board of New York	29,000		7	1,960
American Hotel & Lodging Association	164,266	(2)	34	32,299
Federal City Council	50,000		0	0

(1)	Lobbying percentages obtained from the respective trade association.

(2)	In addition to this total, certain hotels owned by the Company also contribute to the AH&LA. AH&LA uses dues to fund its lobbying activities. The Company paid AH&LA $94,996 in dues in 2015.

Meetings and Committees of the Board

The Board met five times in 2015. Each director attended at least 80% of the meetings of the Board and of the committees on which the director served. Under the Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, and all directors attended the annual meeting in 2015. Under our Corporate Governance Guidelines, non-management directors meet in executive session without management and did so after each regularly scheduled Board meeting in 2015. Mr. Rakowich, the Chair of the Nominating and Corporate Governance Committee and Lead Director, presided over the executive sessions of the non-management directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website (http://www.hosthotels.com). Copies of these charters are also available in print to stockholders upon request. See “Attendance and Voting Matters—How can I obtain copies of documents referenced in this proxy statement?” Each committee consists entirely of independent directors in accordance with New York Stock Exchange rules. The Board generally makes committee assignments in May after the annual meeting of stockholders, upon recommendation of the Nominating and Corporate Governance Committee. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board.

Audit

Members & Meetings	Committee Functions
John B. Morse, Jr. (Chair) Sheila C. Bair Walter C. Rakowich Number of Meetings in 2015: Seven

•   Appoints and oversees the independent auditors;

•   Approves the scope of audits and other services to be performed by the independent and internal auditors;

•   Interviews, discusses and approves the selection of the lead audit partner of the independent auditor;

•   Reviews and approves in advance the engagement fees of the outside auditor and all non-audit services and related fees, and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•   Reviews the work and findings, if any, of the internal auditors;

•   Reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•   Meets with the independent auditors, management representatives and internal auditors;

•   Reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC;

•   Reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC; and

•   Reviews risk exposures and management policies.

Each member of the Audit Committee, in the business judgment of the Board, meets the qualifications (including independence) and expertise requirements of the New York Stock Exchange and is an “audit committee financial expert” within the meaning of SEC rules. Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

Nominating and Corporate Governance

Members & Meetings	Committee Functions
Walter C. Rakowich (Chair) John B. Morse, Jr. Ann McLaughlin Korologos Number of Meetings in 2015: Five

•   Makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•   Oversees the annual evaluation of the Board, its committees and management;

•   Reviews periodically the compensation and benefits of non-employee directors and makes recommendations to the Board or the Compensation Policy Committee of any modifications;

•   Reviews the composition and tenure of the Board and skills of directors and recommends nomination of Board members and addition of new members, as appropriate;

•   Ensures that the Board maintains its diversity;

•   Reviews policies and programs on matters of corporate responsibility and sustainability, including environmental, social and other matters; and

•   Fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

—     selection of committee chairs and committee assignments; and

—     implementation, compliance and enhancements to codes of conduct and the Company’s Corporate Governance Guidelines.

In addition, the Chair of the Nominating and Corporate Governance Committee is the Lead Director and presides at all executive sessions of independent directors, determines the agenda for such discussions, and serves as liaison between the independent directors and the Chairman and the Chief Executive Officer.

Compensation Policy

Members & Meetings	Committee Functions
Ann McLaughlin Korologos (Chair) Mary L. Baglivo Gordon H. Smith Number of Meetings in 2015: Five

•   Oversees compensation policies, plans and benefits for the Company’s employees;

•   Approves the goals and objectives for compensation of all executive officers of the Company and approves compensation for other members of senior management;

•   Advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•   Reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•   Reviews and advises the Company on the process used for gathering information on the compensation paid by other similar businesses;

•   Reviews the Company’s succession plans relating to the CEO and other senior management and discusses with the full Board;

•   Reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices; and

•   Reviews the demographics of the Company’s workforce as it relates to diversity.

CORPORATE GOVERNANCE AND BOARD MATTERS

Role of the Compensation Consultant

Pursuant to its charter, the Compensation Policy Committee is authorized to engage, retain and terminate any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. Starting in 2010, the Committee retained Pay Governance LLC as its advisor. Pay Governance advises and consults with the Committee on compensation issues, compensation design and trends, and keeps the Committee apprised of regulatory, legislative, and accounting developments and competitive practices related to executive compensation. Pay Governance assisted the Committee in the design, structure and implementation of the current annual executive compensation program, which was first introduced in 2012, and reviews, at the direction of the Committee, compensation levels, trends and practices annually. Pay Governance does not determine the exact amount or form of executive compensation for any executive officers. See “Compensation Discussion and Analysis—Our Compensation Program.” Pay Governance reports directly to the Committee, and a representative of Pay Governance, when requested, attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee Chair or its members outside of meetings. Pay Governance does no other work for the Company.

In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Pay Governance addressed each of the six independence factors established by the SEC with the Compensation Policy Committee. Its responses affirmed the independence of Pay Governance on executive compensation matters. Based on this assessment, the Committee determined that the engagement of Pay Governance does not raise any conflicts of interest or similar concerns. The Committee also evaluated the independence of other outside advisors to the Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Committee does not raise any conflicts of interest.

The Compensation Policy Committee may delegate any or all of its responsibilities to a subcommittee, but did not do so in 2015. The Compensation Policy Committee’s Report on Executive Compensation appears later in this proxy statement.

Compensation-Related Risks

The Compensation Policy Committee oversees the compensation policies and plans for all employees. Management, at the request of the Committee, has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of all material compensation policies and practices, which were discussed with the Committee. The compensation programs of the Company are all centrally designed and centrally administered. The elements of compensation for senior management and upper middle management are also the same: base salary, annual cash incentive awards and long-term incentives. The performance measures for the annual cash incentive awards are (i) Company financial metrics that are based on an annual business plan and budget reviewed and approved by the Board and (ii) personal performance goals that are derived from the annual business plan and budget and Company strategic plan, which tie to measures of long-term success of the Company. The business plan and budget are reviewed quarterly with the Board and the strategic plan is addressed annually. The personal goals are drafted by each employee annually and approved by each manager with the intent that there is a common purpose and accountability throughout the Company. Performance measures for long-term incentives are personal goals, corporate goals, which are tied to the business plan and budget, and total stockholder return measured over a three year period. Total compensation is capped throughout our compensation programs, and the Compensation Policy Committee reviews all senior management compensation and that of any employee earning more than $500,000 in annual target compensation, which would include salary, bonus and equity awards. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or excessive risk-taking.

Compensation Policy Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person.

CORPORATE GOVERNANCE AND BOARD MATTERS

Identification and Evaluation of Director Candidates

Each year the Nominating and Corporate Governance Committee reviews with the Board of Directors the composition of the Board as a whole and makes a recommendation whether to renominate directors and whether to consider any new persons to be added to the Board. The Committee considers director candidates suggested by members of the Committee, other directors and management, and has engaged the services of third party firms to assist in identifying and evaluating director candidates. The Committee retained Ferguson Partners Ltd. in the fall of 2015 for this purpose. The Committee will also consider any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description and a description of the person’s qualifications. Recommendations should be mailed to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Secretary. The Committee will evaluate in the same manner candidates suggested in accordance with this policy and those recommended by other sources. The Committee has full discretion in considering all nominations to the Board. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the Nominating and Corporate Governance Committee) must comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

The evaluation of director candidates involves several steps, not necessarily in any particular order. Preliminary interviews of director candidates may be conducted by the Chair of the Committee or, at his request, any other member of the Committee, the Chairman of the Board, or other directors. Background material pertaining to director candidates is distributed to the members of the Committee for their review. References are checked and analyses are performed to identify potential conflicts of interest and appropriate independence from the Company. Director candidates who the Committee determines merit further consideration are interviewed by the Chair of the Committee and other Committee members, directors and executive officers as determined by the Chair of the Committee. The results of these interviews are considered by the Committee in its deliberations.

There are certain minimum qualifications for Board membership that director candidates should possess, including integrity and high ethical standards, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and a commitment to full participation on the Board and its committees. The Committee has adopted guidelines in its charter to be used in evaluating candidates in order to ensure a diverse and highly qualified Board. In addition to the characteristics mentioned above, the guidelines provide that the Committee may consider the following criteria, including: experience in running a major enterprise, sound business acumen, experience as a board member of another publicly held company, academic expertise in an area of the Company’s operations, and a reputation, both personal and professional, consistent with the image and reputation of the Company. In addition, when considering new Board members, the Committee considers whether the candidate would qualify as an independent director under New York Stock Exchange rules and other applicable regulations.

The current members of the Board of Directors have served for an average of approximately 13 years. Independent directors have served for an average of approximately 10 years. The Nominating Committee and the Board believe it is important for the Board to be “refreshed” by adding new directors from time to time and three of the current directors, or 33% of the Board, have served for less than five years and the median Board tenure of independent directors is slightly less than 7 years. However, the Committee and the Board also believe that long-serving directors bring critical skills to the Board. Among other things, such senior directors bring a historical perspective to the Board, which is highly relevant in a cyclical business such as the lodging industry. In addition, the Committee and the Board believe that long-serving directors have acquired extensive knowledge of the business that tends to make them less dependent upon management for information and perspectives. Accordingly, while the Committee considers tenure as a factor in determining the nominee slate, it is not a critical or determinative factor.

The Board is also committed to a diversified membership, in terms of both the individuals involved and their experience. As stated in the Committee’s charter, the Committee may take into account the overall diversity of the Board, including professional background, experience, perspective, age, tenure, gender, and ethnicity. The Board is satisfied that the current nominees reflect an appropriate diversity of gender, race, age, professional background and experience, but is committed to continuing to consider diversity issues in evaluating the composition of the Board.

PROPOSALS REQUIRING YOUR VOTE

PROPOSALS REQUIRING YOUR VOTE

Proposal One—Election of Directors

Our Board of Directors currently consists of nine members. Each director nominee stands for election every year. Each nominee has consented to serve if elected, but should any director nominee be unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for a substitute nominee recommended by the Board. Alternatively, should such circumstances arise, the Board, on the recommendation of the Nominating and Corporate Governance Committee, may decide to reduce the size of the Board and the number of nominees.

Except in a contested election, each director will be elected only if he or she receives more votes “for” than votes “against”. As set forth in the Company’s Corporate Governance Guidelines, any director nominee who is not elected by the vote required and who is an incumbent director must immediately tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. The Board will act on the tendered resignation within 90 days and will promptly disclose its decision and rationale as to whether to accept the resignation or the reasons for rejecting the resignation. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and is not an incumbent director, the Board may fill the resulting vacancy or decrease the size of the Board.

It is the responsibility of the Nominating and Corporate Governance Committee to identify, evaluate and recommend prospective director candidates for the Board, in accordance with the policy and procedures described in the Committee’s charter and the Company’s Corporate Governance Guidelines. The Committee regularly reviews the composition of the Board in light of the Company’s changing requirements and its assessment of the Board’s performance. The Committee seeks to include a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts. For more information on this process, see “Corporate Governance—Identification and Evaluation of Director Candidates.”

In assessing qualifications for nominees, the Committee expects all candidates to meet the qualifications described in the Committee’s charter and the Company’s Corporate Governance Guidelines, including integrity, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and the requisite time and ability to attend meetings and fully participate in the activities of the Board. The Committee believes that each of the nominees possesses these key attributes that are important to an effective Board. Each director nominee holds or has held senior executive positions in large organizations or the government and has experience relevant to the Company’s business. Our directors also serve on the boards of other public and private companies and have an understanding of corporate governance practices and trends. The Committee also takes into account diversity considerations in determining the slate of directors and believes that, as a group, the nominees bring a broad range of perspectives to Board deliberations. In addition to the above, the Committee also considered the specific experiences described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

PROPOSALS REQUIRING YOUR VOTE

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director.

NOMINEES FOR DIRECTOR

MARY L. BAGLIVO

Ms. Baglivo is Vice President for Global Marketing and Chief Marketing Officer for Northwestern University. Before that she was a partner with Brand Value Advisors, a strategic brand and digital marketing advisory firm. She previously served as Chair and Chief Executive Officer, the Americas at Saatchi & Saatchi Worldwide from 2008 to April 2013, and Chief Executive Officer, New York from 2004 to 2008. Prior to joining Saatchi & Saatchi, she was President of Arnold Worldwide from 2002-2004 and Chief Executive Officer of Panoramic Communications from 2001 until 2002. She currently serves on the board of directors of PVH Corp and is a member of its compensation and corporate social responsibility committees.

Skills and Expertise:

•   in depth global marketing, advertising and consumer branding experience

•   strategic planning expertise

•   extensive business and leadership experience of large complex companies, including as Chair and CEO of the Americas at Saatchi & Saatchi Worldwide

•   understanding of growth strategies in worldwide branded businesses

Age: 58 Director since: 2013
Committees: Compensation

SHEILA C. BAIR

Ms. Bair is the President of Washington College. She is also the former Chair of the Federal Deposit Insurance Corporation, where she served in that capacity from 2006 to 2011. From 2002 to 2006 she was the Dean’s Professor of Financial Regulatory Policy for the Isenberg School of Management at the University of Massachusetts-Amherst. She also served as Assistant Secretary for Financial Institutions at the U.S. Department of the Treasury (2001 to 2002), Senior Vice President for Government Relations of the New York Stock Exchange (1995 to 2000), Commissioner of the Commodity Futures Trading Commission (1991 to 1995), and as counsel to Kansas Republican Senate Majority Leader Bob Dole (1981 to 1988). She continues her work on financial policy issues as a senior advisor to the Pew Charitable Trusts and as chair of the Systemic Risk Council, a public interest group which monitors progress on the implementation of financial reforms. She is also an accomplished author and has written several books on financial issues, including educational writings on money and finance for children. She is on the board of the Thomson Reuters Corporation. In addition, she serves on the boards of the Volcker Alliance, the Rand Corporation and itBit USA.

Skills and Expertise:

•   extensive expertise in banking and finance as a result of her services as Chair of the FDIC

•   recognized leader and author on financial policy issues

•   broad government and regulatory experience both from her service at the FDIC as well as prior service in senior positions at the NYSE, CFTC and the U.S. Department of the Treasury

•   audit committee financial expert

•   familiarity with aspects of managing and providing leadership to complex business organizations

Age: 62 Director since: 2012
Committees: Audit

PROPOSALS REQUIRING YOUR VOTE

TERENCE C. GOLDEN

Mr. Golden served as our President and Chief Executive Officer from 1995 until his retirement in May 2000. He is the Chairman of Bailey Capital Corporation. He is a director of and a member of the audit and finance committees of Pepco Holdings, Inc., a member of the Federal City Council and chairman of KIPP-DC. In past years, Mr. Golden served as Chief Financial Officer of The Oliver Carr Company, as a director of Cousins Properties, Inc., as a member of the G2 Satellite Solutions Advisory Committee, as a trustee of the Washington Real Estate Investment Trust and he was also co-founder and national managing partner of Trammell Crow Residential Companies. He served as Administrator of the General Services Administration from 1985 to 1988 and was Assistant Secretary of the Treasury from 1984 to 1985.

Skills and Expertise:

•   in-depth knowledge of real estate, hospitality and construction industries through service as our President and CEO for five years and in senior management positions at The Oliver Carr Company and Trammell Crow Residential Companies

•   extensive accounting and financial management experience, including through his service as our former CEO and as CFO at The Oliver Carr Company

•   business leader who brings knowledge and experience of operations, finance, and other aspects of our industry and business to the Board

Age: 71 Director since: 1995

ANN MCLAUGHLIN KOROLOGOS

Ms. Korologos served as the Chair of the Board of Trustees of the RAND Corporation, an international public policy research organization from April 2004 to April 2009. From October 1996 to December 2005 she served as Senior Advisor to Benedetto, Gartland & Company, Inc., a private investment banking firm in New York. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor from 1987 to 1989 and Under Secretary of the Department of the Interior from 1984 to 1987. She also serves as a director of Michael Kors, Kellogg Company and Harman International Industries, Inc. She previously served on the boards of AMR Corporation (and its subsidiary, American Airlines) and Vulcan Materials Company.

Skills and Expertise:

•   significant experience as a director of large, diversified, global public companies

•   recognized expertise and leadership in the oversight of public companies (including specific experience in compensation, audit, diversity, governance, and social responsibility oversight)

•   through her high level U.S. Government service, she also provides knowledge of labor issues, international affairs and expertise in providing leadership to complex business organizations

•   public policy, social responsibility and succession issues expertise

•   vast knowledge of and long-term experience with the Company, serving as a director since 1993

Age: 74 Director since: 1993
Committees: Compensation (Chair) Nominating and Corporate Governance

PROPOSALS REQUIRING YOUR VOTE

RICHARD E. MARRIOTT

Mr. Marriott is our Chairman of the Board. He is Chairman of the Board of First Media Corporation, the Chairman and a director of the J. Willard Marriott and Alice S. Marriott Foundation and a director of the Richard E. and Nancy P. Marriott Foundation. Mr. Marriott also serves on the Federal City Council and the National Advisory Council of Brigham Young University. He previously served on the Board of Marriott International, Inc. and is a past President of the National Restaurant Association and a past director of the Polynesian Cultural Center. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities.

Skills and Expertise:

•    comprehensive knowledge of the Company and unique perspective and insight into the hospitality industry based on a 50 year history with the Company and Marriott International

•    during his tenure, Mr. Marriott has served in various executive capacities, was elected to the Board of Directors in 1979, and has served as our Chairman since 1993

•    long history of successful management of the Company

Chairman of the Board
Age: 77 Director since: 1979

JOHN B. MORSE, JR.

Mr. Morse served as Vice President, Finance and Chief Financial Officer of The Washington Post Company (now Graham Holdings Company) from November 1989 until his retirement in December 2008. He also served as President of Washington Post Telecommunications, Inc. and Washington Post Productions Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. Mr. Morse is a Director of AES Corporation, where he is on the strategy and investment committee and chairman of the financial audit committee, and HSN, Inc., where he is chairman of the audit committee and a member of the compensation and human resources committees. Mr. Morse has indicated that he intends to step down from the board of HSN, Inc. at its 2016 annual meeting. He is a former Trustee and President of the College Foundation of the University of Virginia.

Skills and Expertise:

•    substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies

•    in-depth understanding of accounting principles and financial reporting rules and regulations acquired in the course of serving as the CFO of The Washington Post Company and his years as a partner at PricewaterhouseCoopers

•    board oversight expertise as an audit committee financial expert and a member of the audit committees of other public company boards

Age: 69 Director since: 2003
Committees: Audit (Chair) Nominating and Corporate Governance

PROPOSALS REQUIRING YOUR VOTE

WALTER C. RAKOWICH

Mr. Rakowich is the retired Chief Executive Officer of Prologis, where he also served as a director of its board upon completion of the merger with AMB Property Corporation in 2011, and prior to that merger, as a trustee of the board since 2004. At Prologis, Mr. Rakowich served as Co-Chief Executive Officer from June 2011 to December 2012; Chief Executive Officer from November 2008 to June 2011; President and Chief Operating Officer from 2005 to 2008, and was a Managing Director and Chief Financial Officer from 1998 to 2005. Prior to joining Prologis, Mr. Rakowich was a partner with real estate provider Trammell Crow Company, where he worked for nine years; before that he was a senior audit and tax consultant for Pricewaterhouse. Mr. Rakowich is also a director of Iron Mountain Incorporated and is a member of its audit and governance committees. He is also on the board of trustees of The Pennsylvania State University and is the Chairman of its audit and risk committee and is on the board of the Global Food Exchange, a private company.

Skills and Expertise:

•    significant real estate and financial experience, including extensive knowledge of the issues facing large international real estate investment trusts

•    from 1998 to 2012, Mr. Rakowich served, over time, as chief financial officer, chief operating officer and chief executive officer of Prologis, a real estate investment trust focused on industrial real estate with extensive international operations

•    brings valuable experience to the Board on issues facing the Company’s international portfolio

•    extensive experience in accounting through his years at Pricewaterhouse

•    audit committee financial expert

Age: 58 Director since: 2012 Lead Director
Committees: Audit Nominating and Corporate Governance (Chair)

GORDON H. SMITH

Senator Smith is President and CEO of the National Association of Broadcasters. From March to October 2009 he was a senior advisor and resident at the Washington, D.C. office of Covington & Burling LLP as a member of the Government Affairs and International Trade practice groups. In 2008, Senator Smith completed his second term as a United States Senator from the State of Oregon, where he served on the Commerce, Science and Transportation Committee; the Energy and Natural Resources Committee; the Finance Committee; and the Indian Affairs Committee. In addition, he was a ranking member of the Senate Finance Subcommittee on International Trade and Global Competitiveness and for six years chaired the Senate Foreign Relations Subcommittee on European Affairs. Prior to his election to the United States Senate, he directed the operations of Smith Frozen Foods, his family’s frozen food processing business and is currently Chairman of the Board of Smith Frozen Foods, which is privately held. In 1992, he was elected to the Oregon State Senate, of which he became president in 1995. He also previously practiced law in the states of New Mexico and Arizona.

Skills and Expertise:

•    high-level U.S. government experience and leadership as a United States Senator

•    extensive knowledge of public policy, international affairs and trade and law

•    significant business experience and knowledge of finance and accounting obtained through his management of Smith Frozen Foods, a leading producer of frozen foods

Age: 63 Director since: 2009
Committees: Compensation

PROPOSALS REQUIRING YOUR VOTE

W. EDWARD WALTER

Mr. Walter has been our President and Chief Executive Officer since October 2007. He joined our Company in 1996 as Senior Vice President for Acquisitions, and has held a variety of positions, including Chief Financial Officer. Prior to joining our Company, Mr. Walter was a partner with Trammell Crow Residential Company and the President of Bailey Capital Corporation. He serves on the Board of Directors of AvalonBay Communities, Inc. and is Chairman of its compensation committee and a member of the investment and finance committee. He currently serves as a member of the Board of Governors of the National Association of Real Estate Investment Trusts. He is also a board member of The Real Estate Roundtable and an officer and board member of the Federal City Council. Mr. Walter is Chair of the American Hotel & Lodging Association’s CEO Advocacy Steering Committee and is a member of the US Travel board. He serves on the board and is the past Chairman of the National Kidney Foundation, and is on the board of the Friendship Public Charter School, a charter school system in the District of Columbia. In addition, Mr. Walter is the Robert and Lauren Steers Chair in Real Estate at the Steers Center for Global Real Estate at Georgetown University’s McDonough School of Business.

Skills and Expertise:

•   extensive business and leadership experience

•   significant expertise in finance, capital markets, real estate and the hospitality industry

•   extensive knowledge of the Company as a member of senior management for over 19 years, serving in various roles within the Company, including acquisitions, finance, and culminating in his current service as CEO

President and Chief Executive Officer
Age: 60 Director since: 2007

Proposal Two—Ratification of Appointment of Independent Registered Public Accountants

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants retained to audit the Company’s financial statements. The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent registered public accountants of the Company for 2016. Representatives of KPMG LLP will be at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

KPMG LLP has been retained as the Company’s independent registered public accountant since 2002. In determining whether to reappoint the independent accountant, the Audit Committee considers the length of time the firm has been engaged, the quality of the discussions with the independent accountant and its annual assessment of the past performance of both the lead audit partner and KPMG LLP. A new lead audit partner is designated at least every five years as required by the SEC to ensure independence, and to provide a fresh perspective. The Audit Committee and its Chair are directly involved in the selection of the lead audit partner. The Audit Committee is responsible for the negotiation of audit fees associated with the Company’s retention of KPMG LLP.

Although ratification is not required by our Bylaws, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders.

If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent registered public accountants of the Company for 2016.

PROPOSALS REQUIRING YOUR VOTE

Proposal Three—Advisory Resolution to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company seek a non-binding advisory vote from its stockholders to approve executive compensation. Since the required vote is advisory, the result of the vote is not binding upon the Company or the Board. In 2011, the Board recommended that this advisory resolution to approve named executive officer compensation be conducted annually and stockholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board has determined that it will hold an advisory resolution to approve named executive officer compensation annually until the next vote to determine the frequency of such an advisory vote, which shall occur at the 2017 annual meeting of stockholders.

We urge stockholders to read the “Compensation Discussion and Analysis”, which describes how our executive compensation policies operate and how they are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative which provide detailed information on the compensation of our named executive officers. Our executive compensation program is designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. Highlights of the Company’s compensation programs include the following:

•	As an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation deemed “at-risk” increases;

•	A substantial portion of the named executive officers’ stock compensation is linked to the Company’s relative total stockholder return measured over a three-year period. In 2015, certain performance goals were not met and a significant portion of the stock award for the year was not earned; and

•	The Compensation Policy Committee regularly assesses the Company’s individual and total compensation programs against peer companies, the general marketplace and other industry data, and the Compensation Policy Committee utilizes an independent consultant to engage in an ongoing independent review of all aspects of our executive compensation programs.

The Compensation Policy Committee and the Board believe that these policies are effective in implementing our compensation philosophy, in achieving its goals, and have been effective at incenting the achievement of the Company’s strong financial performance.

For the reasons stated above, the Board of Directors unanimously recommends a vote FOR approval of the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Effect of Proposal

This advisory resolution to approve named executive officer compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. The approval or disapproval of this proposal by stockholders will not require the Board, the Compensation Policy Committee or the Company to take any action regarding the Company’s executive compensation practices. Although non-binding, the Board and the Compensation Policy Committee will carefully review and consider the voting results when evaluating our future executive compensation program.

PROPOSALS REQUIRING YOUR VOTE

Proposal Four—Approval of a Charter Amendment to Provide Stockholders with the Concurrent Power to Amend the Company’s Bylaws

Our Board of Directors has declared advisable and recommends that stockholders approve an amendment to the Company’s Charter to provide the Board of Directors and the Company’s stockholders with the concurrent power to amend the Company’s Bylaws. The full text of the proposed Charter amendment is set forth as Appendix A to this proxy statement.

General Information

At the 2015 Annual Meeting of Stockholders of the Company, a stockholder proposal recommending that our Board take all steps necessary to allow stockholders to amend the Bylaws received the affirmative vote of 80% of the votes cast on the proposal. Currently, both the Charter and Bylaws provide the Board with the exclusive power to amend the Bylaws. In light of the support of our stockholders for the proposal, and based upon discussions with our stockholders, the Nominating and Corporate Governance Committee recommended to the Board and the Board is submitting this Charter amendment for approval in order to implement the prior stockholder proposal. Because a Charter amendment is required, the Board is not able to implement the proposal without further action by the stockholders at this annual meeting. Any amendments to the Bylaws proposed by stockholders would require approval by the affirmative vote of the holders of a majority of the shares entitled to be cast on the matter.

The Board of Directors has also approved, subject to approval of this Charter amendment by the stockholders, an amendment to Article XIV of the Bylaws to provide that the Bylaws may be amended as contemplated by the Charter amendment. The Bylaw amendment does not require stockholder approval and will take effect subject to approval of the Charter amendment at the annual meeting.

Conclusion and Recommendation; Vote Required

The Board of Directors is submitting and recommending the Charter amendment set forth as Appendix A to the Company’s stockholders for approval. The approval of the Charter amendment requires the affirmative vote of at least two-thirds of all the votes entitled to be cast on the proposal.

For the reasons stated above, the Board of Directors unanimously recommends a vote “FOR” approval of the Charter amendment to provide the Board of Directors and the Company’s stockholders with the concurrent power to amend the Bylaws.

PROPOSALS REQUIRING YOUR VOTE

Proposal Five—Approval of a Charter Amendment to Reduce the Threshold Required for Stockholders to Call Special Meetings

Our Board of Directors has declared advisable and recommends that stockholders approve an amendment to the Company’s Charter reducing from a majority to 25% the requisite percentage of stockholders required to call a special meeting of stockholders. The full text of the proposed Charter amendment is set forth as Appendix B to this proxy statement.

General Information

The Maryland General Corporation Law generally provides that, except as otherwise provided in a corporation’s charter or bylaws, the secretary of a corporation shall call a special meeting of the stockholders on the written request of stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting, provided that, unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of the stockholders held during the preceding 12 months. Currently, as permitted by Maryland law, the Charter and Bylaws of the Company include a higher threshold and provide that the Secretary of the Company shall call a special meeting of stockholders on the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting (for all matters and not just those already voted on during the preceding 12 months).

The Nominating and Corporate Governance Committee and the Board continue to implement corporate governance enhancements to serve the long-term interests of all stockholders. See “Corporate Governance and Board Matters” earlier in this proxy statement for examples of other reforms taken in prior years. The Board believes that decreasing the required ownership threshold for stockholders to call a special meeting from a majority to 25% strikes a reasonable balance between enhancing stockholder rights and preventing a small minority of stockholders from calling a special meeting solely to pursue agendas that might not be in the best interests of the Company and its stockholders in general. In reaching this conclusion, the Board considered the views expressed on this matter by a number of the Company’s stockholders (including leading institutional investors) based on discussions with them. The Board also considered the practices and experiences of other leading companies, and notes that one recent study found that a 25% threshold is the most common threshold for Delaware incorporated S&P 500 companies while, as noted above, the Maryland statutory default threshold is also 25%. The Board does not believe a threshold lower than 25% is advisable because special meetings of stockholders should be extraordinary events that occur when strategic concerns require that the matters to be addressed not be delayed until the next annual meeting of the stockholders. Moreover, because special meetings are expensive for the Company and potentially disruptive to its normal business operations, the Board believes that a small minority of stockholders should not be permitted to call an unlimited number of special meetings for any reason. For these reasons, the Committee and the Board believe that the proposed Charter amendment provides stockholders with greater flexibility in calling a special meeting while adequately protecting stockholder interests.

Under the proposed Charter amendment the threshold required for stockholders to call a special meeting will be reduced from a majority to 25%. However, the exception provided for under Maryland law noted above will continue to apply for consideration of any matter which is substantially the same as a matter voted on at any meeting of the stockholders held during the preceding 12 months.

The Board has also approved, subject to approval of this Charter amendment by the stockholders, an amendment to Section 3(a) of Article II of the Bylaws consistent with the proposed Charter amendment. The Bylaw amendment does not require stockholder approval and will take effect subject to approval of the Charter amendment at the annual meeting.

Conclusion and Recommendation; Vote Required

The Board of Directors is submitting and recommending the Charter amendment set forth as Appendix B to the Company’s stockholders for approval. The approval of the Charter amendment requires the affirmative vote of at least two-thirds of all the votes entitled to be cast on the proposal.

For the reasons stated above, the Board of Directors unanimously recommends a vote “FOR” approval of the Charter amendment reducing the threshold required for stockholders to call a special meeting.

PROPOSALS REQUIRING YOUR VOTE

Proposal Six—Approval of the Amended and Restated Employee Stock Purchase Plan to Increase Shares Reserved for Issuance

Overview

We are requesting that our stockholders approve the amendment and restatement of our existing Employee Stock Purchase Plan (the “Purchase Plan”) to increase by 200,000 shares the number of shares of our common stock currently reserved for issuance under the Purchase Plan. No other changes to the Purchase Plan are being requested. In this proxy statement, we sometimes refer to the proposed amended and restated Employee Stock Purchase Plan as the “Restated Purchase Plan.”

On February 5, 2016, our Board of Directors approved the Restated Purchase Plan, subject to stockholder approval at the annual meeting. The Restated Purchase Plan will become effective on the day of the annual meeting, assuming approval of this proposal by our stockholders. Approval of the plan requires the affirmative vote of a majority of votes cast on the proposal at the annual meeting.

There are 612,896 shares of our common stock currently authorized for issuance under the existing Purchase Plan. The initial 600,000 authorized shares were proportionately adjusted by 12,896 shares to 612,896 in order to account for the Company’s 2009 stock dividend to all stockholders. The current shares have lasted since 1998 and no increases have been requested in that time. As of March 15, 2016, only 36,305 shares remained available for issuance under the existing Purchase Plan. If approved by the stockholders, the Restated Purchase Plan will provide for an increase of 200,000 shares over the remaining 36,305 shares.

In general, stockholder approval of the Restated Purchase Plan will implement the share reserve increase while (1) complying with the terms of the Purchase Plan regarding amendments and (2) meeting the stockholder approval requirements of the New York Stock Exchange. If this Proposal Six is approved, the Restated Purchase Plan will amend and restate the existing Purchase Plan; however, the share reserve increase is the only change that would be made.

If this Proposal Six is not approved, the Restated Purchase Plan will not become effective, the existing Purchase Plan will continue in full force and effect, and Company employees may continue to purchase our common stock under the existing Purchase Plan, subject to its terms, conditions and limitations, using the remaining shares that are available for issuance.

Why You Should Vote for the Restated Purchase Plan

We firmly believe that the Purchase Plan is a necessary and powerful incentive and retention tool that benefits our stockholders. Specifically, the Restated Purchase Plan will enable us to continue to: (1) provide eligible employees with a convenient means of acquiring an equity interest in the Company through payroll deductions (or elective contributions), (2) enhance our employees’ sense of participation in the performance of the Company and (3) provide an incentive for continued employment. The Restated Purchase Plan will also continue to align the interests of our employees with those of our stockholders through increased stock ownership.

We estimate that the 200,000 additional authorized shares being requested under the Restated Purchase Plan would provide enough shares to last through approximately December 31, 2021; however, we reserve the right to request additional shares for issuance under the Restated Purchase Plan prior to that date. The actual usage rate of the share reserve under the Restated Purchase Plan may differ from historical usage rates and will depend on various factors, including employee participation levels, changes in our stock price and hiring activity, which we cannot predict with any degree of certainty at this time. In the event that more shares are required for the Restated Purchase Plan in the future, the prior approval of our stockholders will be required.

In considering its recommendation to seek stockholder approval for the addition to the plan of 200,000 shares of our common stock, our Board of Directors considered the historical number of shares purchased under the plan in the past three years, which were 42,278, 31,944 and 33,603, in 2015, 2014 and 2013, respectively, and our current stock price. The Board also considered our expectation that the additional shares should last until approximately December 31, 2021.

PROPOSALS REQUIRING YOUR VOTE

Summary of the Restated Purchase Plan

The following is a summary of the Restated Purchase Plan. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Purchase Plan, a copy of which is attached as Appendix C to this proxy statement.

General Nature and Purpose. The Restated Purchase Plan is intended to enable eligible employees of the Company, Host Hotels & Resorts, L.P. (our “operating partnership”) and participating subsidiaries to purchase shares of our common stock at a discounted price through payroll deductions (or elective contributions) and thus to benefit us by increasing such employees’ interest in our growth and success. Employees will make such purchases by participation in the quarterly purchase periods under the Restated Purchase Plan.

Administration. The Restated Purchase Plan will be administered by the Compensation Policy Committee. Subject to the provisions of the Restated Purchase Plan, the Committee will have the authority to interpret the terms of the Restated Purchase Plan and prescribe rules as to the administration of the plan.

Shares Subject to the Restated Purchase Plan. The Purchase Plan currently provides for the issuance of up to 612,896 shares of our common stock (of which 36,305 shares remained available for issuance as of March 15, 2016). If this Proposal Six is approved, the Restated Purchase Plan will provide for the issuance of up to 812,896 shares of our common stock.

Eligibility. Our employees will be eligible to participate in the Restated Purchase Plan if they are employed by us, our operating partnership or a participating subsidiary on the first day of a calendar quarter and are customarily employed for more than 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase our common stock under the Restated Purchase Plan if such employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other class of stock. With respect to participating subsidiaries, our Board of Directors must first approve participation in the Restated Purchase Plan by employees of each such subsidiary, and our Board of Directors may at any time, in its sole discretion, withdraw participation from the employees of a subsidiary. As of March 15, 2016, there were 242 employees eligible to participate in the Purchase Plan, of whom 101 were participating.

Grant of Rights. Eligible employees will be offered the opportunity to purchase our common stock under the Restated Purchase Plan during purchase periods. The purchase periods will occur each calendar quarter, or such other period as the Compensation Policy Committee may designate, not to exceed 27 months in length. The current purchase period under the existing Purchase Plan runs through the second quarter of 2016 and will end on June 30, 2016. The participant’s option to purchase our common stock will be automatically exercised on the last day of each purchase period for the maximum number of shares of our common stock which the accumulated funds in the participant’s account at that time will purchase at the applicable purchase price per share. Any funds remaining in the participant’s account that are insufficient to purchase a full share will be refunded to the participant. No eligible employee may purchase more than $25,000 worth of shares during any calendar year (based on the fair market value per share of our common stock on the first day of each purchase period in which the employee participates in the plan for that year). In addition, no eligible employee may assign his or her rights under the plan (including his or her rights in the option to purchase our common stock).

Purchase Price. The purchase price per share at which shares will be sold in an offering under the Restated Purchase Plan is the lesser of (1) 90% of the fair market value of a share of our common stock on the first day of the purchase period and (2) 90% of the fair market value of a share of our common stock on the last day of the purchase period. The fair market value per share of our common stock on a given date is generally the average of the high and low prices per share of our common stock on the New York Stock Exchange. On March 15, 2016, the average of the high and low prices per share of our common stock on the New York Stock Exchange was $16.55.

PROPOSALS REQUIRING YOUR VOTE

Payment of Purchase Price. The purchase price of the shares is generally accumulated by payroll deductions over the purchase period, or, alternatively, elective contributions by the participant on each pay day during the purchase period, in any multiple of 1% (up to a maximum of 10%) of his or her “base compensation” (as defined by the Compensation Policy Committee). These payroll deductions or contributions are credited to the participant’s account under the Restated Purchase Plan and are included with our general funds.

Withdrawal. Participants may voluntarily end their participation in the Restated Purchase Plan at any time and will be refunded any funds remaining in his or her account under the plan that have not yet been used to purchase shares of our common stock.

Termination of Employment. Termination of a participant’s employment for any reason, other than retirement or total or permanent disability in certain circumstances (as described below), cancels his or her participation in the Restated Purchase Plan immediately. In such event, the participant will be refunded any funds remaining in his or her account under the plan that have not yet been used to purchase shares of our common stock. If the employment of a participant is terminated by the participant’s retirement or total or permanent disability within one month before the end of a purchase period, the participant’s accrued payroll deductions in his or her account will be used to purchase shares under the Restated Purchase Plan at the end of the purchase period.

Share Proration. If the total number of shares of our common stock which could be purchased by payroll deductions exceeds the total number of shares available for issuance under the Restated Purchase Plan, the number of shares purchasable by participants will be reduced proportionately, and a participant will be refunded any funds remaining in his or her account that have not yet been used to purchase shares of our common stock.

Capital Changes. In the event that the Company declares a stock dividend or stock split or reclassifies its stock, the purchase price per share of our common stock under the Restated Purchase Plan and the number of shares of our common stock reserved for issuance under the plan will be adjusted proportionately.

Amendment and Termination of the Restated Purchase Plan. The Restated Purchase Plan may be amended at any time by our Board of Directors or the Compensation Policy Committee or terminated at any time by our Board. However, without approval of our stockholders, no amendment will be made (1) changing the number of shares of our common stock reserved for issuance under the Restated Purchase Plan (except for adjustments pursuant to capital changes, as described above), (2) decreasing the purchase price of our common stock issued under the Restated Purchase Plan below a price computed in accordance with the applicable provisions of the Restated Purchase Plan (except for adjustments pursuant to capital changes, as described above), (3) changing administration of the plan from the Company or changing the classification of employees eligible to participate in the Restated Purchase Plan or (4) as may be required by any applicable law, regulation or stock exchange rule.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material U.S. federal income tax consequences to an employee who participates in the Restated Purchase Plan. This summary deals with the general U.S. federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a participant’s personal circumstances. This summarized tax information is not tax advice and a recipient of an option to purchase our common stock under the Restated Purchase Plan should rely on the advice of his or her legal and tax advisors.

The Restated Purchase Plan authorizes the grant of rights to purchase our common stock that do not qualify under Section 423 of the Internal Revenue Code of 1986, as amended. Accordingly, a participant in the Restated Purchase Plan will have compensation income equal to the value of our common stock on the day he or she purchased our common stock less the purchase price. When a participant sells our common stock he or she purchased under the Restated Purchase Plan, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of our common stock on the day he or she purchased it. This capital

PROPOSALS REQUIRING YOUR VOTE

gain or loss will be long-term if the participant held our common stock for more than one year and otherwise will be short-term. Any compensation income that a participant receives upon the purchase of shares of our common stock under the Restated Purchase Plan is subject to withholding for income, Medicare and social security taxes, as applicable. In addition, the compensation income is required to be reported as ordinary income to the participant on his or her annual Form W-2, and the participant is responsible for ensuring that this income is reported on his or her individual income tax return. We should be entitled to a deduction for amounts taxed as ordinary income to a participant to the extent of ordinary income recognized upon a purchase made under the Restated Purchase Plan.

New Plan Benefits

Because the number of shares that may be purchased under the Restated Purchase Plan will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. No shares of our common stock have been issued with respect to the share reserve increase for which stockholder approval is sought under this Proposal Six.

Existing Plan Benefits

The following table sets forth the number of shares of our common stock that were purchased under the Purchase Plan through January, 2016 by the individuals and groups identified below.

Name and Position, or Group	Number of Shares Purchased (#)
W. Edward Walter, President and Chief Executive Officer (PEO)	0
Gregory J. Larson, Executive Vice President, Chief Financial Officer (PFO)	5,799
Minaz B. Abji, Executive Vice President, Asset Management (NEO)	0
Struan B. Robertson, Executive Vice President, Chief Investment Officer (NEO)	0
James F. Risoleo, Executive Vice President & Managing Director Investments – Europe & West Coast ( NEO)	0
Elizabeth A. Abdoo, General Counsel & Secretary (NEO)	0
All current directors who are not executive officers as a group (7 persons)	0
All current executive officers as a group (9 persons)	8,336
All employees who are not executive officers as a group (292 persons)	568,255

Recommendation of the Board

For the reasons stated above, our Board of Directors unanimously recommends that you vote “FOR” the proposal to amend and restate the Purchase Plan to increase the number of shares reserved for issuance.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides you with information on the Company’s executive compensation programs and practices, and the decisions that the Compensation Policy Committee of the Board of Directors (the “Compensation Committee”) has made under the program. The CD&A focuses on our named executive officers for 2015, who were:

W. Edward Walter	President and Chief Executive Officer
Gregory J. Larson	Executive Vice President, Chief Financial Officer
Minaz B. Abji	Executive Vice President, Asset Management
James F. Risoleo	Executive Vice President, Managing Director Investments - Europe & West Coast
Elizabeth A. Abdoo	Executive Vice President, General Counsel & Secretary
Struan B. Robertson	Former Executive Vice President, Chief Investment Officer

2015 Company Performance Highlights

2015 was another year of continued growth for the Company. Revenues increased for the sixth year in a row and we returned substantial capital to our stockholders in the form of dividends and share repurchases. We also undertook a number of initiatives in 2015 to capitalize on value enhancing opportunities and better position the Company for long-term, sustainable growth. Some of the highlights for 2015 include:

•	Net income for the year was $571 million, while diluted earnings per common share was $0.74 per share.

•	Adjusted funds from operations per diluted share increased 2.75% to $1.54 per diluted share.

•	We returned $1.3 billion to stockholders in the form of dividends and share repurchases. Based on the $0.20 per share quarterly dividend to be paid on April 15, 2016 and the Company’s stock price of $16.56 as of March 15, 2016 our current annualized dividend yield is 4.8%.

•	In June 2015 we acquired the iconic Phoenician Resort, a 643 room Luxury Collection resort in Scottsdale Arizona for $400 million. The AAA Five-Diamond, Forbes Four-Star rated property is ideally located in one of the premium resort markets in the southwest and will be managed by Starwood.

•	We completed significant redevelopment projects at four hotels: The Houston Airport Marriott at George Bush Intercontinental; The Logan, Philadelphia, Curio – A Collection by Hilton; The Camby Hotel, Phoenix; and The Axiom Hotel, San Francisco. Each of these hotels were closed for all or a significant portion of 2015 and we expect them to show substantial increases in results in 2016. In total, we spent $663 million in capital expenditures in 2015 to enhance and strengthen our portfolio.

•	We sold over $1 billion in hotels, including properties owned in our European and Asia/Pacific joint ventures, further sharpening the portfolio’s focus on the Company’s major markets.

•	We repaid or refinanced $1.4 billion in debt, reducing the Company’s average interest rate by 110 basis points to 3.7% and extending our maturity schedule. We also maintained our investment grade rating on our senior long term unsecured notes.

•	We were recognized as a leader for corporate action on climate change and achieved a position on the 2015 Climate “A” List and Climate Disclosure Leadership Index (CDLI) by CDP; achieved Global Sector Leader, Regional Sector Leader and Green Star status in the 2015 Global Real Estate Sustainability Benchmark (GRESB) survey; and received the 2015 Lodging/Resorts Leader in the Light award from the National Association of Real Estate Investment Trusts (NAREIT), the highest achievement for all lodging/resorts REITs.

For more complete information about our 2015 performance, please review the Company’s Annual Report on Form 10-K included in our mailing to stockholders. Adjusted FFO used by the Compensation Committee as a performance measure is also used by the Company as a non-GAAP supplemental measure of operating

COMPENSATION DISCUSSION AND ANALYSIS

performance in its earnings releases, financial presentations and SEC filings. For more information on this measure and a reconciliation to the comparable GAAP measure, see the Company’s Annual Report on Form 10-K in “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Host Inc. Reconciliation of Net Income to NAREIT and Adjusted Funds From Operations per Diluted Share” on page 96.

Results of 2015 Advisory Vote

Each year, the Compensation Committee considers the outcome of the stockholder advisory vote on executive compensation when making decisions relating to the compensation of the named executive officers and our executive compensation program design, structure and policies.

In 2015, stockholders continued their significant support for our executive compensation program with over 93% of the votes cast for approval of the “say on pay” proposal at the 2015 Annual Meeting of Stockholders. The Compensation Committee believes that the voting results, together with the over 93% or better approval received over the last three years, conveyed our stockholders’ strong support of the philosophy, design and structure of our executive compensation program. The Committee will continue to consider the results of the stockholders’ advisory votes on executive compensation when making decisions about our executive compensation program.

Our Compensation Program

The Compensation Committee has approved the design and structure of our annual compensation programs, which provide for more flexibility in light of changing times and stockholder involvement. The philosophy of our compensation programs has remained constant for over a decade:

•	To foster a strong relationship between stockholder interests and executive compensation;

•	To provide annual and long-term incentives that emphasize performance-based compensation; and

•	To provide overall levels of compensation that attract and retain talented executives.

COMPENSATION DISCUSSION AND ANALYSIS

Elements

There were no changes to the design or structure of the annual compensation program in 2015 from the previous two years. It continues to have three key elements, base salary, annual cash incentive, and long-term incentives. Importantly, it also:

•   Recognizes the need for flexibility to modify our compensation levels and program design as appropriate in response to annual feedback from our stockholders.

•   Seeks to maximize the alignment between stockholder results and our executive incentives.

•   Emphasizes variable pay tied to performance, with the majority of the opportunity based on long-term incentive compensation, not salary and annual bonuses, and includes:

•   An annual cash incentive award that is based on the achievement of financial measures and objective individual performance goals; and

•   A long-term incentive program that is 100% performance-based delivered through a mix of restricted stock and stock options where the restricted stock comprises 90% of the target opportunity, and stock options deliver 10% of the target opportunity. Multiple measures of corporate performance are incorporated in the long-term incentive program, including:

•   Corporate financial, operating and strategic objectives that are drivers of long term value;

•   Individual performance objectives approved by the Compensation Committee that are aligned with our annual operating and strategic objectives; and

•   Relative total stockholder return measures (“TSR”) that compare the Company over a three-year term to multiple indices reflecting the Company’s competitors for investment capital.

COMPENSATION DISCUSSION AND ANALYSIS

Best Practices

The compensation program incorporates our best practices:

What We Do

•   Compensation Committee comprised solely of independent directors;

•   An independent compensation consultant retained exclusively by the Committee and which has no ties to the Company;

•   Annual advisory vote on executive compensation;

•   Stock ownership requirements for senior management and directors;

•   Regular reviews of our compensation and relative TSR peer groups and indices;

•   Regular briefings from the independent consultant regarding key trends in executive compensation and regulatory developments;

•   An annual review of the performance of the chief executive officer;

•   Market-aligned severance policy for executives with a double trigger for any change in control payments under the plan;

•   Rentention/sales restrictions on vested awards under our long-term incentive plan;

•   A policy authorizing recoupment of compensation that results from a misstatement of financial results; and

•   Modest perquisites.

What We Don’t Do

•   No employment contracts with executive officers;

•   No individual change in control agreements;

•   No tax gross up on change in control payments or severance payments;

•   No pledging, hedging or short sales of Company securities by directors, officers or employees.

•   No pension plans or SERPs;

•   No dividends paid on unvested restricted stock awards unless the awards actually vest;

•   No counting of performance vesting restricted stock toward our stock ownership guidelines; and

•   No option repricing without stockholder approval.

Target Compensation

Total target direct compensation for 2015 is described below and consists of salary, annual cash incentives and restricted stock and option awards. It does not include other benefits.

2015 Target Direct Compensation

	Salary	Annual Cash Incentive	Long-Term Incentives (1)	Total Target Compensation
Mr. Walter	$952,750	$1,429,125	$4,500,000	$6,881,875
Mr. Larson	489,250	489,250	1,200,000	2,178,500
Mr. Abji	530,450	530,450	1,670,000	2,730,900
Mr. Risoleo (2)	560,000	560,000	830,000	1,950,000
Ms. Abdoo	473,800	473,800	980,000	1,927,600
Mr. Robertson (3)	489,250	489,250	1,500,000	2,478,500

(1)

This reflects the “target” level value of long-term incentives. These are equity-based awards, and 90% of the target value shown is in the form of performance vesting restricted stock and the remaining 10% is in the form of stock options. The Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Committee determines the dollar value. The number of shares of restricted stock is determined by dividing the value by the average of the high and low price of the Company’s common stock on the New York Stock Exchange for the 60 calendar days preceding December 31, 2014, which was $23.10. The Compensation Committee believes that an average price over a period of time is a better gauge of value as it mitigates volatility. Stock options are valued using the binomial method.

(2)	This reflects Mr. Risoleo’s target direct compensation effective as of April 15, 2015.

(3)	Mr. Robertson’s employment with the Company ended May 1, 2015.

Determination of 2015 Target Compensation

Increases in total target compensation for 2015, that is base salary, annual cash incentives and restricted stock and options, ranged from 1.02% - 1.45% for the named executive officers, with the exception of Mr. Risoleo who assumed increased responsibilities in April 2015 as discussed below. The Compensation Committee’s decisions on total target compensation for 2015 were informed with the assistance of its independent consultant, Pay Governance. Pay Governance, at the direction of the Committee, had most recently conducted a comprehensive competitive review of the compensation provided to senior management for 2014 compensation based on data presented in 2013. While the Committee reviews compensation levels, trends and practices every year, it requests a thorough review every two years as pay practices and market pay ranges generally do not change dramatically over a one year period. Further, the Committee prefers to take a broad view of the compensation landscape. Based on its review which is described further below, the Committee determined that, as expected, there had not been much change in year over year compensation from 2014 to 2015, and the previously implemented increases that had been approved for 2014 generally aligned the Company’s compensation levels with the data that had been considered at that time. Accordingly, increases in 2015 total target compensation were modest.

At the Committee’s meetings in July and October 2015, it reviewed compensation design, trends and data sources for the compensation review. No changes in the design of the program were made. As in the past, data from three sources were used to generally assess and compare pay levels at the Company. These were (1) proxy pay data reported in recent proxy filings for 21 peer companies, (2) general industry data of companies for non-real estate specific functions, size adjusted based on revenue size, and (3) NAREIT survey data focused on companies of similar size in terms of total capitalization. The companies included in the proxy peer group were screened based on operating in the real estate and/or hospitality industry, comparable size to the Company, similar business operations as the Company and/or having a global portfolio, and which are a competitor for talent and investment capital. Adjustments were made to the companies that had been in the proxy peer group in 2014. Brookfield Office Properties had been acquired and de-listed so it was removed. Hilton Worldwide Holdings, Inc., which became public in 2013, was added because it was comparable to the Company in size, scope, and industry.

As a result, the proxy peer group from which the data were aggregated consisted of:

COMPENSATION PEER GROUP

Apartment Investment & Management Company

AvalonBay Communities, Inc.

Boston Properties, Inc.

Duke Realty Corporation

Equity Residential

Federal Realty Investment Trust

General Growth Properties, Inc.

HCP, Inc.

Health Care REIT, Inc.

Hilton Worldwide Holdings, Inc.

Hyatt Hotels Corporation

Kimco Realty Corporation

The Macerich Company

Marriott International, Inc.

Prologis, Inc.

Public Storage

SL Green Realty Corp.

Starwood Hotels & Resorts Worldwide, Inc.

Ventas, Inc.

Vornado Realty Trust

Wyndham Worldwide Corporation

The NAREIT survey data provided the Committee with industry specific references for a broad range of companies. It also reflected companies against which the Company competes directly for talent and investment capital. The general industry database presented information from a broader market than the real estate industry and is consistent with the Company’s inclusion in the S&P 500 Index. While the Committee reviewed compensation information derived from the general industry group and NAREIT samples, the Committee did not see the identity of any of the surveyed companies.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee reviewed aggregated compensation data for the 25th, 50th, and 75th percentiles for the competitive market samples discussed above. The Compensation Committee does not target overall compensation to a certain percentile, or a range of percentiles, in any market sample. This is because market data have limitations, including not reflecting the experience of a person in a particular position, past performance, and elements of responsibility. The Committee, instead, used the collective data, in consultation with Pay Governance, to learn about the current levels of compensation in the market, and considered other factors, such as the credentials, length of service, experience, scope of responsibility, prior performance of each individual and internal equity considerations among the senior management team. In considering salary increases, the Committee reviewed the individual executive’s role, contribution to the management team, experience, performance, and progression in each role as well as comparisons of compensation to the external market. The Compensation Committee also consulted Mr. Walter and the Executive Vice President of Human Resources and discussed its recommendations for senior management with them. Mr. Walter was not involved in any discussions or determinations of his compensation. The Committee reviewed its determinations for all executives and Mr. Walter with the independent directors of the Board in executive session. The Compensation Committee did not adopt a specific formula in determining the mix of compensation but consistently emphasizes a program with a majority of the total opportunity based on variable long-term incentives, and a majority of those incentives tied to stock performance over a multi-year period.

Based on its review, the Committee approved salary increases of 3% for the named executive officers effective January 1, 2015, consistent with the general salary increase that had been provided to all other employees of the Company. There were no increases in equity approved for the named executive officers at that time. In connection with the restructuring of the investment department in April 2015, the Committee reviewed Mr. Risoleo’s compensation. Based on a significantly increased role and responsibility, the Committee increased Mr. Risoleo’s target compensation effective April 15, 2015 by 28%. The increase was heavily weighted towards long-term, at risk compensation, as salary increased 5.7% while target equity compensation increased 52%.

2015 Compensation Results

Realized Pay

The table below, which supplements the Summary Compensation Table that appears on page 48, shows the compensation that might be realized for 2015 by each named executive officer. Our compensation program allows the named executive officers to earn compensation (except salary) at “threshold”, “target” and “high” levels based on performance on:

•	objective financial measures;

•	personal objectives;

•	corporate objectives; and

•	three-year relative TSR.

In 2015 the realized compensation declined significantly from 2014 primarily because we only exceeded the “threshold” level of performance on one of three TSR measures, which has the greatest impact on executive compensation. We achieved just above “target” level of performance on the other metrics. The Compensation Committee believes that the program functioned as designed with pay tied to performance of the Company and aligned with stockholder interests. As we describe later in this CD&A, key performance results included:

•	We achieved “target” performance under our annual cash incentive plan because of performance on our annual financial metrics with results just above “target” on Adjusted FFO and slightly below “target” on ROIC. This is reflected in the table under “Non- Equity Incentive Plan Compensation”.

•	On three-year TSR, we were just above “threshold” compared to the NAREIT Index, and below “threshold” compared to the Lodging Index and the S&P 500 Index. No shares vest below “threshold.”

•	The stock price declined 36% in 2015, which decreased the value of the restricted stock and options granted in January 2015 and which vested for performance year 2015. There is no assurance, that the named executive officers would actually realize the value attributed to these stock awards since the ultimate value of the stock awards will depend on when the released shares are sold.

COMPENSATION DISCUSSION AND ANALYSIS

2015 Realized Pay Table (1)

Name	Salary	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation	2015 Total Compensation Realized	2014 Total Compensation Realized	% Decrease
W. Edward Walter	$952,750	$1,547,828	$0	$1,471,500	$225,660	$4,197,738	$9,086,809	(54)%
Gregory J. Larson	489,250	429,351	0	518,500	86,570	1,523,671	2,826,903	(46)
Minaz B. Abji	530,450	593,659	0	559,500	149,831	1,833,440	3,562,605	(49)
James F. Risoleo	551,580	299,180	0	610,100	90,553	1,551,413	—	—
Elizabeth A. Abdoo	473,800	351,762	0	503,300	71,918	1,400,780	2,524,444	(45)

(1)	Amounts shown equal the amounts reported in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table. The salary amount shown for Mr. Risoleo reflects his prorated salary increase to $560,000 effective April 15, 2015.

(2)	Amounts shown represent the value of the annual restricted stock awards that vested for performance year 2015. It excludes shares that were forfeited. The value is calculated by multiplying the number of shares vested by the closing price of the Company’s common stock on the vesting date of February 4, 2016, which was $14.20.

(3)	There is no value attributable to the stock options because the exercise price of the options on the date of grant, January 15, 2015, was $23.76 which exceeded the closing price of the Company’s stock price on the vesting date of December 31, 2015, which was $15.34. Mr. Risoleo received an additional grant of options on April 15, 2015 at an exercise price of $19.93 which exercise price also exceeded the closing price on December 31, 2015.

The difference between this supplemental table and the Summary Compensation Table is as follows:

•	Stock Awards: First, the Summary Compensation Table values the entire stock award made to the named executive officers in 2015. In contrast, the Realized Pay Table shows amounts based on the value of the actual number of shares that vested and excludes forfeited shares. Second, the amounts shown in the Summary Compensation Table for stock awards reflect the grant date fair value of stock awards at the time the stock awards were deemed to be granted for accounting purposes, which was January 15, 2015 (and April 15, 2015 for additional shares granted to Mr. Risoleo). The Realized Pay Table values the actual shares received based on fair market value of the Company’s common stock on the date of vesting, February 4, 2016, which was $14.20 multiplied by the actual shares earned.

•	Stock Options: The amounts shown in the Summary Compensation Table reflect the value of the options on the dates of grant. In contrast, the Realized Pay Table shows no value for the stock options based on the difference between the market price of the Company’s common stock on the date the options vested, December 31, 2015, and the exercise price of the options, which was the fair market value on the date of the grant.

For a detailed description of the grant date fair value of the stock awards and option awards, please see footnotes 2 and 3 to the Summary Compensation Table for 2015. This table is not a substitute for the Summary Compensation Table and is intended to provide additional information that the Company believes is useful in facilitating an understanding of 2015 realized compensation amounts to executive officers.

Mr. Robertson’s Severance

On April 14, 2015, the Company announced a leadership restructuring in its investment team in which Mr. Robertson would no longer serve as Executive Vice President, Chief Investment Officer effective April 15, 2015. Mr. Robertson left the service of the Company on May 1, 2015. Mr. Robertson was entitled to, and received benefits under, the Company’s Severance Plan upon execution of a release and one-year non-compete and non-solicitation agreement. These were (1) a one time payment equal to his annual base salary of $489,250, (2) a one time payment equal to the average of his annual incentive bonus for the last two years, which was $599,900, and (3) continuation of his medical and dental benefits for up to 18 months, which was $38,015. In addition, under the terms of his agreements for restricted stock and stock options, Mr. Robertson was entitled to vest in (1) 58,431 shares of common stock, which represents shares that would have vested at the “target” level of performance in 2015 and (2) 28,902 options, which were all the options granted on January 15, 2015 at an exercise price of $23.76.

COMPENSATION DISCUSSION AND ANALYSIS

Salary

Base salary is set at an annual rate, and increases were 3% in 2015, which was the same percentage increase budgeted for all employees in 2015. Mr. Risoleo received an additional increase of 5.7% in April 2015 in connection with assuming increased responsibilities. The Committee first established total target compensation, as discussed previously, and then determined an appropriate allocation of the total target compensation to salary based on various factors, including peer level salary data and internal equity considerations. Salary as a percentage of the named executive officers’ total target compensation ranged between 14% and 29% in 2015.

Name	Salary 2015	Salary 2014	Increase %
Mr. Walter	$952,750	$925,000	3%
Mr. Larson	489,250	475,000	3
Mr. Abji	530,450	515,000	3
Mr. Risoleo(1)	560,000	515,000	9
Ms. Abdoo	473,800	460,000	3

(1)	This reflects Mr. Risoleo’s salary effective April 15, 2015.

Annual Cash Incentive

All employees participate in the annual cash incentive program. Any awards earned are based on (1) the Company’s performance against two annual financial metrics, Adjusted FFO, and Return on Invested Capital (“ROIC”, defined below), and (2) performance on individual objectives. Except for Mr. Risoleo, the annual cash incentive was weighted as follows for the named executive officers:

Mr. Risoleo’s weighting on the annual cash incentive for 2015 was 50% on individual and regional objectives, 35% on Adjusted FFO and 15% on ROIC.

The financial performance measures of Adjusted FFO and ROIC are key metrics for the Company and the most significant portion of executives’ annual cash bonus is tied to the Company’s financial performance for the year. FFO per diluted share is the predominant measure of operating performance used by real estate investment trusts and the Company uses the measure in accordance with National Association of Real Estate Investment Trusts guidelines as a supplemental measure of operating performance in its earnings releases and financial presentations. ROIC provides an emphasis on investing capital effectively. In the cyclical real estate / hospitality market, this focus on using capital effectively enhances the opportunity for longer term stability and growth. The individual performance goals represent the smallest component of the named executive officers’ annual incentive award opportunity, reflecting the Committee’s continued belief that the incentive emphasis for senior executives should be primarily on Company performance. These goals create line of sight and motivate behaviors that support the Company’s annual business plan and long-term strategy.

COMPENSATION DISCUSSION AND ANALYSIS

The target annual cash incentive represents 20%-25% of the named executive officers’ total target compensation. The total amount that a named executive officer may earn depends on: (1) salary or eligible earnings, because the award is calculated and paid as a percentage of the annual salary or amount earned, (2) the level of performance achieved on Adjusted FFO and ROIC, and (3) the level of performance achieved on individual goals. Performance levels are set at “threshold”, “target” and “high” and results are interpolated between these levels. There is no bonus if performance is “below threshold”, and bonuses are capped at the “high” level. The chart below shows the target annual incentive award as a percentage of salary for each named executive officer in 2015.

Target Annual Incentive

Name	Salary	Target as % of Salary	Target Annual Incentive
Mr. Walter	$952,750	150%	$1,429,125
Mr. Larson	489,250	100	489,250
Mr. Abji	530,450	100	530,450
Mr. Risoleo	560,000	100	560,000
Ms. Abdoo	473,800	100	473,800

(1)	Mr. Risoleo’s target annual incentive as a percentage of salary increased from 85% to 100% effective April 15, 2015.

2015 Results on Financial Measures. The “threshold”, “target” and “high” goals for Adjusted FFO and ROIC were established in February 2015 by the Compensation Committee based on, and subject to review and approval of, the Company’s 2015 business plan and budget by the Board of Directors. The chart below shows these measures and the Company’s actual results for 2015, which were determined by the Compensation Committee in February 2016.

2015 Actual Results on Financial Measures

(1)	ROIC is calculated as property-level EBITDA divided by the invested capital for all comparable consolidated properties. Property-level EBITDA is defined as the earnings before interest, taxes, depreciation and amortization of our comparable, owned hotels after eliminating corporate-level costs and expenses related to our capital structure. Invested capital is defined as the purchase price of a property plus all capital expenditures, excluding the furniture, fixture and equipment reserve contributions, which are typically 5% of gross revenues.

COMPENSATION DISCUSSION AND ANALYSIS

Based on these results, the named executive officers received the following:

Name	Actual FFO Award	FFO Award as a % of Target	ROIC Award	ROIC Award as a % of Target
Mr. Walter	$869,903	108.70%	$315,733	92.05%
Mr. Larson	297,805	108.70	108,089	92.05
Mr. Abji	322,883	108.70	117,191	92.05
Mr. Risoleo	209,840	108.70	76,162	92.05
Ms. Abdoo	288,400	108.70	104,675	92.05

2015 Results on Individual Performance Goals. At the beginning of each year, senior management proposes and drafts performance goals based on the annual business plan of the Company, long-term strategic objectives and individual department objectives. The Compensation Committee reviewed these proposed goals at its February 2015 meeting, adopted any revisions it deemed appropriate and approved the named executive officers goals. Mr. Walter’s goals are discussed with the independent directors of the full Board prior to approval. Since they are tied to the Company’s plans and strategy, the goals are designed to be attainable at a “target” level. The Compensation Committee also conducted a mid-year review of the personal goals at its July 2015 meeting to ensure that they were still appropriate. At that time, the Committee adjusted Mr. Risoleo’s objectives to include responsibility for investments in the West and heading the new regional office. Mr. Walter’s goals were broadened to encompass oversight of the transitions in the investment department and the construction and development group. The Compensation Committee discussed each executive’s performance at its February 2016 meeting. Its assessments of the named executive officers, other than Mr. Walter, were based, in part, on Mr. Walter’s judgment and recommendations, and on each executive’s written assessment of his or her performance. Mr. Walter also wrote an assessment of his own performance for the Committee’s consideration. The Committee discussed Mr. Walter’s performance, each of the other named executive officer’s performance and its recommendations with the independent directors in an executive session.

Mr. Walter’s individual goals in 2015 included (i) overseeing the restructuring of the investment group, construction and development group and the Asia/Pacific office; (ii) developing the post 2015 international strategy; (iii) assisting on industry initiatives through the Real Estate Roundtable, National Association of Real Estate Investment Trusts and as Chair of the CEO Council at the American Hotel & Lodging Association; and (iv) working with investor relations to improve the Company’s profile and presentation. Target for individual goals was 30% of base salary. Actual was 30%.

Individual goals for Mr. Larson included (i) implementing the Company’s 2015 finance strategy; (ii) improving the process for evaluating, amending and purchasing ground leases; (iii) updating investor relations communications to improve the Company’s profile and presentation; and (iv) assisting in the asset management strategy for certain markets. Target for individual goals was 20% of base salary. Actual was 23.00%.

Mr. Abji’s individual goals in 2015 included (i) achieving budgeted operating objectives in the U.S. and Europe on RevPAR growth, and other metrics; (ii) implementing brand/operator conversions at selected hotels and overseeing the transitions; (iii) working with operators to improve food and beverage operations; and (iv) assisting in the transition to a regionalized asset management function. Target for individual goals was 20% of base salary. Actual was 22.50%.

Mr. Risoleo’s individual and regional goals included (i) opening and organizing the Company’s West Coast office; (ii) implementing the investment plan for the West Coast; (iii) overseeing the strategy for the European joint venture, including the repositioning of the portfolio and; (iv) advancing the strategy on value enhancement projects in Europe. Target for individual goals was 20% of base salary. Actual was 23.50%.

Individual goals for Ms. Abdoo in 2015 included (i) resolving key open litigation matters and claims; (ii) coordinating legislative and regulatory activities; (iii) updating compliance policies, procedures and (iv) overseeing the negotiation of franchise and independent operator agreements. Target for individual goals was 20% of base salary. Actual was 23.25%.

COMPENSATION DISCUSSION AND ANALYSIS

Based on the Compensation Committee’s review, the named executive officers received the following cash incentive based on their personal performance objectives:

Name	Individual Performance Award	Award as % of Target
Mr. Walter	$285,825	100%
Mr. Larson	112,528	115
Mr. Abji	119,351	112.50
Mr. Risoleo	324,053	117.50
Ms. Abdoo	110,159	116.25

Summary of Annual Cash Incentive. The chart below summarizes all the components of the annual incentive cash award for 2015 under each of the metrics.

			Results 2015 Annual Incentive
Name	Target as % of Salary	Target Bonus	FFO Award	ROIC Award	Individual Performance	Total Bonus (1)
Mr. Walter	150%	$1,429,125	$869,903	$315,733	$285,825	$1,471,500
Mr. Larson	100	489,250	297,805	108,089	112,528	518,500
Mr. Abji	100	530,450	322,883	117,191	119,351	559,500
Mr. Risoleo	100	560,000	209,840	76,162	324,053	610,100
Ms. Abdoo	100	473,800	288,400	104,675	110,159	503,300

(1)	Total bonus amounts are rounded up to the nearest $100.

Long-Term Incentives

The long-term incentives are equity-based awards and provide 90% of the target value in the form of performance vesting restricted stock and the remaining 10% in the form of stock options. In combination, these awards represent the largest component of the named executive officers’ total target compensation, representing between 42% and 65% in 2015. Dividends accrue on unvested shares, but are paid only when, and if, the restrictions on the awards lapse, that is, the shares vest based on performance and are released.

All of our long-term incentive compensation is performance-based. Performance shares vest based on relative TSR, corporate, and individual performance. These measures provide a link to stockholder value, with recognition of the other companies that Host may be competing against for capital. Stock options provide a link to absolute stockholder value creation through a sole focus on stock price appreciation.

Restricted Stock

Our long-term incentive program provides an annual award of performance based restricted stock at the beginning of each year to more regularly incorporate stockholder feedback. Further, to remain consistent with our desire to maintain strong alignment with stockholder results, we grant the maximum number of shares that an executive may earn over the performance period.

In this structure, if our high performance goals are not achieved, the executive forfeits the right to earn the full number of shares granted. We believe this approach better communicates the “loss” an executive incurs in his/her earning opportunity if our goals are not achieved.

All awards of restricted stock vest based on performance on corporate and individual objectives approved by the Compensation Committee at the outset of the year and on three TSR measures. The program design uses a three-year performance period for TSR, and the grant for 2015 vests based on the three-year (2013-2015) cumulative relative TSR performance.

COMPENSATION DISCUSSION AND ANALYSIS

The vesting of the restricted shares awarded in 2015 was dependent upon:

2015 Restricted Stock Vesting

Achievement levels are set for “threshold” at which 25% of shares may be earned, “target”, at which 50% of the shares may be earned and “high” performance, at which all shares are earned. No shares are earned if performance is below threshold, and results will be interpolated between the levels of threshold, target and high.

2015 Results on Individual Performance. Individual goals represent 16.67% of the target stock award and the results were consistent with those described above under “Annual Cash Incentive”. The chart below shows for each named executive officer, the total shares that were eligible to be earned for individual performance, the “target” level of shares, the actual shares earned and the shares forfeited by each named executive officer.

	Individual Performance Shares
	Shares Granted (High)	Shares Granted (Target)	Shares Earned	Shares Forfeited
Mr. Walter	58,432	29,216	29,216	29,216
Mr. Larson	15,582	7,791	8,960	6,622
Mr. Abji	21,685	10,843	12,198	9,487
Mr. Risoleo	19,999	10,000	12,398	7,601
Ms. Abdoo	12,725	6,363	7,396	5,329

2015 Results on Corporate Performance Objectives. Corporate objectives represent 33.33% of the target stock award. As with individual performance goals, these are proposed by senior management and Mr. Walter at the beginning of the year and reviewed by the Compensation Committee at its February 2015 meeting. The goals are tied to the annual business plan and strategy of the Company with an emphasis on encouraging the objectives and results that the Company believes will ultimately drive long-term stockholder value creation and preservation. Summarized below is an assessment of our Company’s performance against the corporate level objectives established for 2015, the indicated level of achievement, plus the appropriate percentage award.

Operations

Weighting	Target	Achieved	Achievements
20%	6.7%	5.8%

Operating results fell slightly short of objectives in the consolidated portfolio and slightly surpassed budget in the European joint venture. Consolidated RevPAR growth, while short of the budget, was generally consistent with what the industry experienced in major markets.

COMPENSATION DISCUSSION AND ANALYSIS

Value Generation

Weighting	Target	Achieved	Achievements
20%	6.7%	6.7%

There was solid progress on all redevelopment or major construction projects. We repositioned the Powell Hotel, acquired in January 2014, as the Axiom Hotel, operated by Kokua Hospitality. The hotel was closed during 2015 for extensive renovations and reopened in January 2016. We converted The Ritz-Carlton, Phoenix to an independent hotel operated by Destination Hotels. The property closed in July 2015 for extensive renovation work and reopened as The Camby Hotel in December 2015, as part of Marriott’s Autograph Collection. We rebranded the Four Seasons Philadelphia as an independent luxury hotel operated by Sage Hospitality. The property was closed in June 2015 and opened in December 2015 as The Logan Philadelphia, Curio – A Collection by Hilton. We also substantially completed the repositioning of the Houston Airport Marriott. We successfully negotiated new franchise or management agreements at six properties.

Investment Plan

Weighting	Target	Achieved	Achievements
15%	5.0%	5.0%	The Company acquired The Phoenician, a 643-room Luxury Collection resort, in Scottsdale, Arizona for $400 million. The purchase also included two adjacent parcels of land totaling over nine acres that are zoned for residential development. In addition, the Company acquired the land under the Minneapolis Marriott City Center for $34 million.

Dispositions

Weighting	Target	Achieved	Achievements
15%	5.0%	6.25%

During 2015 we sold more than $1 billion of assets, which included five non-core properties in the U.S. that were located in secondary or tertiary markets and were not consistent with our overall portfolio goals for proceeds of approximately $180 million. In addition, following on our strategy to exit the Asia-Pacific market, during the fourth quarter 2015 and on February 4, 2016 we completed the sales of the Novotel Auckland Ellerslie, ibis Auckland Ellerslie, Novotel Queenstown Lakeside and Novotel Wellington hotels, New Zealand. Additionally, our joint venture in Asia, in which we own a 25% interest, completed the sale of the Four Points by Sheraton Perth in Perth, Australia. The European joint venture also sold a portfolio of eight hotels, including the Sheraton Roma Hotel & Conference Center, The Westin Palace Milan, The Westin Europa & Regina, the Sheraton Warsaw Hotel & Towers, the Pullman Bercy Paris, the Le Méridien Grand Hotel Nuremberg, the Renaissance Brussels Hotel and the Brussels Marriott Executive Apartments. Additionally, in June 2015, the European joint venture sold the Crowne Plaza Hotel Amsterdam City Centre.

Finance

Weighting	Target	Achieved	Achievements
15%	5.0%	7.5%

We refinanced $1 billion of senior notes with two senior notes issuances and proceeds from our term loan, which reduced annual interest expense by $20 million. We refinanced debt underlying the European joint venture assets. We also implemented a stock repurchase program acquiring $676 million of stock. Finally, we enhanced our investor communications.

Organizational

Weighting	Target	Achieved	Achievements
15%	5.0%	5.0%	Established and fully staffed offices in Miami and San Diego, implementing our regional strategy.

COMPENSATION DISCUSSION AND ANALYSIS

Totals for All Corporate Objectives

Weighting	Target	Achieved
100%	33.4%	36.25%

The chart below shows for each named executive officer, the total shares that were eligible to be earned on corporate objectives, the “target” level of shares, the actual shares earned and the shares forfeited by each named executive officer.

	Corporate Performance Shares
	Shares Granted (High)	Shares Granted (Target)	Shares Earned	Shares Forfeited
Mr. Walter	116,684	58,432	63,545	53,319
Mr. Larson	31,164	15,582	16,945	14,219
Mr. Abji	43,370	21,685	23,582	19,788
Mr. Risoleo	9,999	5,000	5,738	4,261
Ms. Abdoo	25,450	12,725	13,839	11,611

2015 Results on Relative TSR Measures. The Company’s TSR was compared to the three market references for the three-year period January 1, 2013 through December 31, 2015. Shares vested based on the performance of the Company’s relative TSR (measured as a percentile) compared to each reference. No shares are earned if performance is “below threshold”, and results are interpolated between the levels of “threshold”, “target” and “high”, as is shown below.

2015 Actual TSR Results (1)

(1)	TSR is the increase in the price of the Company’s common stock at year end December 2015 over the price at year-end December 2013, plus dividends paid on the Company’s common stock during the relevant years. The stock price will be calculated, in each case, as the average of the high and low price of the Company’s common stock on the NYSE on the last 60 calendar days of the relevant year.

(2)	The Lodging Index is comprised of the following companies: Marriott International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Hyatt Hotels Corporation, Strategic Hotels & Resorts, Inc., LaSalle Hotel Properties, Sunstone Hotel Investors, Inc. and Diamondrock Hospitality Co.

COMPENSATION DISCUSSION AND ANALYSIS

The chart below shows for each named executive officer, the actual shares earned and the shares forfeited by each named executive officer.

	TSR Shares
	NAREIT Index Shares Earned	Lodging Index Shares Earned	S&P Index Shares Earned	Total TSR
				Shares Earned	Shares Forfeited
Mr. Walter	16,241	0	0	16,241	159,055
Mr. Larson	4,331	0	0	4,331	42,415
Mr. Abji	6,027	0	0	6,027	59,028
Mr. Risoleo	2,933	0	0	2,933	27,064
Ms. Abdoo	3,537	0	0	3,537	34,638

Summary of Restricted Stock Results. The chart below summarizes the shares earned and forfeited by the named executive officers in 2015. Total shares earned were below “target” primarily due to the Company’s results on the relative TSR measures.

	Total Shares Granted (Target)	Total Shares Earned	Total Shares Forfeited
Mr. Walter	175,296	109,002	241,590
Mr. Larson	46,746	30,236	63,256
Mr. Abji	65,055	41,807	88,303
Mr. Risoleo	29,998	21,069	38,926
Ms. Abdoo	38,175	24,772	51,578

Shares would also vest in the event of an executive’s death or disability or, under certain circumstances, under the Severance Plan. Please see the discussion under “Additional Policies and Benefits—Severance Plan.” As described under “Additional Policies and Benefits—Perquisites and Other Individual Benefits,” Mr. Walter agreed to accept proceeds under life insurance policies to offset long-term incentive compensation that would vest in the event of his death.

Stock Options

Stock options represent 10% of the total target equity value. Grants are made annually and vest at the end of the calendar year in which the grants were made. Stock options are valued using the binomial options pricing model. Options have a 10-year life. No cash dividends accrue or are paid on options. The Compensation Committee awarded the following stock options to the named executive officers on January 15, 2015 at an exercise price of $23.76 per share, which was the closing price of the Company’s common stock on the date of the award. Mr. Risoleo received 10,543 options in January and an additional grant of 4,128 options on April 15, 2015 at an exercise price of $19.93. All options vested December 31, 2015, at which the Company’s closing stock price was $15.34.

Name	Stock Options
Mr. Walter	86,705
Mr. Larson	23,121
Mr. Abji	32,177
Mr. Risoleo	14,671
Ms. Abdoo	18,882

Risk Considerations

Both prior to continuing the annual program in 2015 and prior to making its determinations on results and payments under the program, the Compensation Committee considered whether the design and structure created

COMPENSATION DISCUSSION AND ANALYSIS

incentives for senior management to engage in unnecessary or excessive risk taking. The executive compensation program is designed to reward the named executive officers and other members of senior management for reaching or exceeding financial, personal and corporate goals approved by the Compensation Committee. The Committee considered the following factors:

•	the pay mix is weighted toward long-term incentives that align senior management interests with stockholders;

•	total pay is capped—including annual cash incentives and long-term incentives, which are granted at a “high” level of performance;

•	“tally sheets,” prepared by Pay Governance, the independent consulting firm retained by the Compensation Committee, are reviewed and address all elements of compensation for the named executive officers and potential outcomes under a range of scenarios from low to high performance;

•	stock ownership and retention guidelines ensure that senior management will retain an ownership stake and prohibit sales that would allow executives to fall below the ownership requirements;

•	internal policies prohibit use of margin accounts, hedging or pledges of stock;

•	a recoupment policy is in effect (as described in more detail below);

•	performance metrics are tied to key measures of short-term success (such as Adjusted FFO and ROIC) and long-term success (such as development of strategic plans, organizational bench strength and succession planning);

•	personal performance is emphasized, allowing line-of-site with controllable results;

•	financial performance is reviewed with the Audit Committee; and

•	the financial measures of Adjusted FFO and ROIC are tied to the annual budget and business plan which the Board reviews, discusses and approves.

The Compensation Committee has full responsibility for approving the goals and the resulting payouts and retains the discretion to reduce awards as appropriate. Based on these factors, the Company believes that the program appropriately focuses on executive performance and does not create an incentive for management to engage in unnecessary and excessive risk taking.

Additional Policies and Benefits

While the key elements of the executive compensation program and compensation actions are described above, the named executive officers are also eligible to participate in the Company’s health and welfare programs, our tax-qualified Retirement and Savings Plan (401(k)), and other programs on the same basis as all other employees. There are also additional benefits and policies that apply only to the named executive officers and other senior executives, which are described here.

Stock Ownership and Retention Policy

All members of senior management must comply with the Company’s equity ownership and retention policy which ensures that senior executives have a meaningful economic stake in the Company, while allowing for appropriate portfolio diversification.

Equity Ownership. The equity ownership guidelines provide that, within five years of joining the Company or being promoted to a position in senior management, members of senior management should own and retain stock equal to the following respective multiple of their annual salary rate:

CEO—six times annual salary rate;

Executive Chair—six times annual salary rate;

Executive Vice Presidents—three times annual salary rate;

Managing Directors—three times annual salary rate; and

Senior Vice Presidents—two times annual salary rate.

COMPENSATION DISCUSSION AND ANALYSIS

Only certain types of equity are used in determining whether the guidelines are met, including stock owned directly by an employee or as a result of vesting in restricted stock. Unvested performance shares and options are not counted toward satisfying the equity ownership guidelines.

Retention. In addition to the number of shares required to satisfy the equity ownership guideline, each member of senior management is also required to retain direct ownership of shares equal in number to, (a) 100% of “Covered Shares” for a period of one full year from the date on which such Covered Shares vest, and (b) 50% of Covered Shares for two full years from the date on which such Covered Shares vest. For the purposes of the policy, “Covered Shares” means shares acquired by a member of senior management pursuant to any award of restricted stock granted after January 1, 2012 under any Company equity compensation plan or other written compensation arrangement, net of shares used to pay tax withholding requirements attributable to such award.

Senior management is prohibited from selling any shares (other than shares to satisfy tax obligations) if they are not in compliance with the policy or if the sale would result in holdings below the guidelines. None of senior management has a plan in place by which they sell Company stock on a periodic basis (referred to as a 10b5-1 plan). The Compensation Committee reviews compliance with the policy and all executives were in compliance with the guidelines in 2015.

Recoupment Policy

The Company adopted a policy, effective January 1, 2012, that requires the reimbursement of excess incentive compensation payments in the event that the Company is required to make a material restatement of its financial statements. The policy applies to all members of senior management and ensures that any fraud, intentional misconduct or illegal behavior leading to a restatement of the Company’s financial result would be properly addressed. Under the policy, the Board would review all incentive plan compensation that was paid on the basis of having met or exceeded specific performance targets for performance periods in question. If the cash incentive awards or stock compensation received under the program would have been lower had they been calculated based on such restated results, it is the general policy of our Board to seek to recoup, for the benefit of the Company, the portion of the excess compensation that was received by any individual who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. The Board will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board believes to be reasonable. The policy will be revised under the Dodd-Frank Act once regulations implementing the recoupment policy requirements of that law are finalized.

Insider Trading Controls, Hedging, Short Sales and Pledging

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving our stock or other securities, the Company’s Insider Trading Policy Statement, which was adopted in 2001, provides that directors, officers and employees, and family members sharing the same household, shall not engage in any of the following activities with respect to Company securities:

(1) “In and out” trading in Company securities; Company securities purchased in the open market must be held for a minimum of six months and ideally longer. (2) Short sales, including “selling against the box” transactions; (3) Buying or selling puts or calls (options) or other derivatives on our stock or other securities or entering into hedging transactions on Company securities; this does not pertain to the exercise of stock options granted by the Company to its employees, the terms of which prohibit such trading; and (4) Margin Accounts or Stock Pledges; the Company prohibits employees and directors from purchasing Company securities on margin or holding Company securities in a margin account or otherwise pledging Company securities as collateral for loans.

Executives and directors annually certify that they have complied with the policy, and no Company securities are currently pledged nor will executives and directors be permitted to pledge them in the future.

Perquisites and Other Personal Benefits

We provide executive officers with perquisites that we believe to be fair, reasonable and primarily based on our business. They consist of (1) dining, complimentary rooms and other hotel services when on personal travel at hotels

COMPENSATION DISCUSSION AND ANALYSIS

that we own or that are managed by our major operators, (2) financial planning and tax services, and (3) reimbursement for taxes associated with these benefits. We are in the lodging industry and we believe that it is appropriate to encourage our executives to continually enhance their understanding of our properties and the operations of our key managers at our properties and other hotels in the same class as our portfolio. This assists in portfolio development and improvements. In addition, we believe that offering financial planning and tax services represents a minimal cost while ensuring that executives are in compliance with tax requirements. Since we encourage our executives to use these perquisites and the Company gains benefits from their knowledge and feedback on our managers and properties, we feel that it is appropriate to reimburse them for the taxes incurred upon such benefits.

In connection with the restricted stock awards, at the Company’s request Mr. Walter agreed to purchase a life insurance policy and to accept the proceeds under the policy to offset some or all of the stock compensation that would vest and be payable in the event of his death. The Company believes that it benefits from this policy because the proceeds from the life insurance policy would mitigate the effect on the Company’s financial statements of the accelerated vesting of the restricted stock award, which would occur upon an executive’s death. The Company reimburses Mr. Walter for the cost of the policy and the taxes payable as a result of the reimbursement.

Executive Deferred Compensation Plan

This plan allows participants to save for retirement in excess of the limits applicable under our Retirement and Savings Plan. It is not a tax qualified plan. Eligible employees, including the named executive officers, may defer up to 100% of their cash compensation (that is, salary and bonus) in excess of the amounts first deferred into the Retirement and Savings Plan. We provide a match of $.50 for each $1.00 deferred under the plan, up to a maximum of 6% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, we may make a discretionary matching contribution of up to $.50 on each $1.00 up to 6% of the participant’s compensation. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

Severance Plan

The Company has a severance plan that has been in effect since 2003 and applies to employees at the level of senior vice president and above. The Compensation Committee believes that a severance plan allows the Company to provide properly designed severance benefits on a consistent basis, which promotes stability and continuity of senior management. The Committee annually reviews the terms of the severance plan and approved modifications effective January 1, 2016. The changes did not affect any amounts that may be received under the Plan. The modifications broadened the definition of what constitutes “Cause” for termination to include a violation of a material policy of the Company. In addition, the definition of termination for “Good Reason” was modified to make clear that a termination by an executive solely as a result of a diminution in title or reporting relationships will not qualify as a termination for “Good Reason”. The provision of severance upon a change in control aligns the Company’s interests with its stockholders by eliminating distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management during a critical period. The severance plan requires a “double trigger” for payment in the context of a change in control, that is, there must be both a change in control and a termination by the Company without “cause” or by the executive for “good reason” in the period beginning 30 days prior to the change in control and ending one year after the change in control. Significantly, the severance plan does not provide for tax gross-ups on any payments made in connection with a termination or a change in control. The cost of any excise tax that a member of senior management might incur related to a payment under the plan would be borne by the individual. The Company believes the severance plan is appropriate, and the Compensation Committee reviews annually trends in severance practices for executives. In addition, prior to its annual compensation determinations, the Compensation Committee reviews the level of severance pay and benefits that the named executive officers would receive under the plan and under stock and option agreements. Under the restricted stock agreements and stock option agreements, a change in control coupled with a triggering event would result in the acceleration and vesting of all long-term incentive awards.

For additional information regarding the severance plan, including an estimate of payments the named executive officers would have been entitled to receive on December 31, 2015 upon various termination events, see “Executive Officer Compensation—Severance and Change in Control Payments.”

COMPENSATION DISCUSSION AND ANALYSIS

Tax and Accounting

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer and its three other highest paid executive officers (other than the Chief Financial Officer), unless such compensation is performance based and certain specific and detailed criteria are satisfied. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., the operating partnership through which we conduct all operations, and its subsidiaries, and not directly by the Company. As a result, we believe that none of our employees are subject to the $1 million compensation deduction limit under Section 162(m).

However, in the event that some portion of employee compensation is subject to Section 162(m) but fails to be deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to our stockholders or to pay tax on the undistributed income provided we have distributed at least 90% of our adjusted taxable income. In such event, the Compensation Committee may consider the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the Committee’s control also may affect deductibility of compensation. Accordingly, the Committee may determine that it is appropriate to structure compensation packages in a manner that may not be deductible under Section 162(m).

All restricted stock awards to senior executives have been classified as liability awards due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. The Company therefore recognizes compensation expense over the requisite service period based on the fair value of the award at the balance sheet date. The value of all restricted stock awards is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). The Committee makes its assessments on the appropriate value of the restricted stock awards for target compensation based on the fair market value of the common stock on the date of grant or a 60 day calendar average of high and low stock price of the Company’s common stock on the New York Stock Exchange and also considers the closing price of the stock on the date of grant. These values would not be reflected in the Company’s financial statements because liability awards are re-measured to fair value each reporting period.

EXECUTIVE OFFICER COMPENSATION

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table for Fiscal Year 2015

Name	Year	Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Richard E. Marriott (6) Chairman of the Board
	2015	$396,777	$—	$—	$306,400	$189,696	$892,873
	2014	385,220	—	—	382,400	60,957	828,577
	2013	385,220	—	—	374,500	124,748	884,468
W. Edward Walter President and Chief Executive Officer
	2015	952,750	4,866,801	449,999	1,471,500	225,660	7,966,710
	2014	925,000	4,060,574	439,446	1,878,100	245,313	7,548,434
	2013	849,750	2,963,438	364,969	1,711,400	175,972	6,065,529
Gregory J. Larson Executive Vice President, Chief Financial Officer
	2015	489,250	1,297,825	119,998	518,500	86,570	2,512,143
	2014	475,000	1,082,799	117,184	650,100	74,416	2,399,499
	2013	435,529	942,104	119,432	587,400	73,267	2,157,732
Minaz B. Abji Executive Vice President, Asset Management
	2015	530,450	1,806,144	166,999	559,500	149,831	3,212,923
	2014	515,000	1,506,928	163,085	701,000	93,756	2,979,769
	2013	489,250	1,189,960	146,553	656,100	94,102	2,575,875
James F. Risoleo Executive Vice President, Managing Director, Investments – Europe & West Coast
	2015	551,580	738,408	74,863	610,100	90,553	2,065,505
Elizabeth A. Abdoo Executive Vice President, General Counsel
	2015	473,800	1,059,865	97,998	503,300	71,918	2,206,881
	2014	460,000	884,312	95,704	677,300	62,764	2,180,079
	2013	437,750	778,033	95,821	587,100	63,626	1,962,329
Struan B. Robertson (7) Former Executive Vice President, Chief Investment Officer
	2015	162,190	—	—	—	2,360,488	2,522,678
	2014	475,000	1,353,528	146,482	628,700	71,527	2,675,237
	2013	429,041	1,404,466	146,553	571,100	144,414	2,695,573

(1)	Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year. In connection with the restructuring of the investment team in April 2015, Mr. Risoleo assumed responsibility for all investments on the West Coast and received a salary increase effective as of April 15, 2015 to $560,000 from his prior salary of $530,450 and the amount shown reflects this pro-rated salary increase.

(2)	The amounts in this column reflect the grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718 and do not reflect the number or value of the shares that were actually earned. For a chart of 2015 realized pay for each of the named executive officers, see page 35 of the Compensation Discussion & Analysis (“CD&A”).

EXECUTIVE OFFICER COMPENSATION

Grant Date Fair Value

The CD&A explains the performance conditions for vesting of restricted stock, which are the satisfaction of corporate performance objectives and annual personal performance objectives (“Performance-based Awards”) and the results of the Company’s annual total stockholder return (“Market-based Awards”) compared against three indices, the NAREIT Equity Index, a lodging index of seven companies (“Lodging Index”), and the S&P 500 Index (“S&P Index”). Please see “2015 Compensation Results—Long-Term Incentives.” The supplemental chart below shows the restricted stock that was eligible to vest in 2015 as allocated between Performance-based Awards and Market-based Awards based on the fair value of the awards on the grant date. We have also included the fair value of the Performance-based Awards assuming that all possible shares had been earned at the high level of performance.

				Total Fair Value
	Performance-based Awards		Market-based Awards	Assumes Performance Based Awards earned at Target	Assuming All Awards earned at High
	Target level (a)	High level (a)	High Level (b)
W. Edward Walter	$2,082,516	$4,165,033	$2,784,285	$4,866,801	$6,949,318
Gregory J. Larson	555,342	1,110,685	742,482	1,297,825	1,853,167
Minaz B. Abji	772,853	1,545,707	1,033,290	1,806,144	2,578,997
James F. Risoleo	339,748	679,497	398,660	738,408	1,078,157
Elizabeth A. Abdoo	453,519	907,038	606,346	1,059,865	1,513,384
Struan B. Robertson	694,172	1,388,344	928,079	1,622,251	2,316,423

(a)	Performance-based Awards: Per FASB ASC Topic 718, performance conditions do not reduce the per share fair value of the award. However, awards are only recognized if achievement is probable. Therefore, we calculate the value of our performance awards based on the number of shares we expect to issue, which will generally be at the target level on the grant date, multiplied by the grant date stock price. Accordingly, for 2015, the grant date fair value is based on the stock price on January 15, 2015, the date the stock awards were deemed to be granted for accounting purposes, which is $23.76, multiplied by the expected performance level, which we set at “target”, or 50%. The amounts for Mr. Risoleo also reflect an additional award granted on April 15, 2015 in connection with his increased responsibilities. The grant date fair value is based on the April 15, 2015 stock price of $19.93 multiplied by the expected performance level, which was similarly set at “target”, or 50%.

We have also included in the above table the total amount of awards that could be earned assuming a “high” level of performance, which is 100% of the award, at the stock price on the grant date of $23.76 (or $19.93 with respect to the additional grant to Mr. Risoleo on April 15, 2015). No similar disclosure has been made for the Market-based Awards as they have already been calculated as the maximum number of shares issued at the high level of performance multiplied by the grant date fair value. See Note (b).

(b)	Market-based Awards: Per FASB ASC Topic 718, market conditions will reduce the per share fair value of the award. However, the number of awards recognized for accounting purposes is not adjusted for the probability of achievement. Therefore, the grant date fair value of the Market-based awards reflects the total number of shares that can be earned at a performance level of “high” (100% of the shares); while the value per share reflects the market conditions that must be achieved, and will, therefore, be less than the stock price on the grant date. Accordingly, for 2015, the grant date fair value is based on the fair value at January 15, 2015, the grant date (or April 15, 2015 with respect to the additional grant to Mr. Risoleo), using a simulation, or MonteCarlo, method multiplied by the maximum number of shares that can be issued at “high”.

Grant Date Fair Value of Market-based Awards

NAREIT Equity Index Shares			Lodging Index Shares			S&P Index Shares
	15-Jan-15	15-Apr-15		15-Jan-15	15-Apr-15		15-Jan-15	15-Apr-15
Closing stock price on grant date	$23.76	$19.93	Closing stock price on grant date	$23.76	$19.93	Closing stock price on grant date	$23.76	$19.93
1-year Volatility of Host	16.5%	18.7%	1-year Volatility of Host	16.5%	18.7%	1-year Volatility of Host	16.5%	18.7%
Risk free interest rate	0.16%	0.26%	Risk free interest rate	0.16%	0.26%	Risk free interest rate	0.16%	0.26%
Stock Beta Compared to NAREIT Equity Index	1.16	1.14	Stock Beta compared to Lodging Equity Index	0.91	0.94	Stock Beta compared to S&P Equity Index	0.96	1.02
Grant date fair value	$20.91	$11.28	Grant date fair value	$6.99	$0.87	Grant date fair value	$19.75	$8.62

EXECUTIVE OFFICER COMPENSATION

Balance Sheet Date Fair Value

The Company recognizes compensation expense in its financial statements for the restricted stock awards based on the fair value at the balance sheet date, not the grant date. This is because the awards are classified as liability awards, primarily due to settlement features that allow recipients to have a percentage of the earned award withheld to meet tax requirements in excess of the statutory minimum withholding. The supplemental chart below shows the fair value of the restricted stock awards at the December 31, 2015 balance sheet date. These amounts correspond to the expense recorded and disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Balance sheet fair value
W. Edward Walter	$1,705,703
Gregory J. Larson	454,858
Minaz B. Abji	633,012
James F.Risoleo	311,074
Elizabeth A. Abdoo	371,459
Struan B. Robertson	1,195,452

For additional information on the assumptions used by the Company in calculating the fair value of the restricted stock awards as of the balance sheet date, please see “Note 8—Employee Stock Plans—Senior Executive Plan” in the Notes to Condensed Consolidated Financial Statements in our 2015 Annual Report on Form 10-K.

(3)	Options were granted on January 15, 2015 and vested December 31, 2015. The amounts in this column reflect the grant date fair values of stock options computed in accordance with FASB ASC Topic 718. For information on the assumptions used by the Company in calculating the fair value of the stock options, please see “Note 8—Employee Stock Plans—Stock Option Awards” in the Notes to Condensed Consolidated Financial Statements in our 2015 Annual Report on Form 10-K.

(4)	These amounts reflect the annual cash incentive awards paid to each named executive officer, or deferred under the Executive Deferred Compensation Plan.

(5)	All Other Compensation consists of: Company contributions to the Retirement and Savings Plan (“401(k) Plan”), which is available to all employees, and the Executive Deferred Compensation Plan; perquisites and other personal benefits; and tax reimbursements. The amounts are as follows:

•	Matching contributions of $7,950 made under the 401(k) Plan to each of Mr. Marriott, Mr. Walter, Mr. Abji, Mr. Larson, Mr. Risoleo, Ms. Abdoo and Mr. Robertson.

•	Discretionary match of $7,950 made under the 401(k) Plan to each of Mr. Marriott, Mr. Walter, Mr. Abji, Mr. Larson, Mr. Risoleo and Ms. Abdoo.

•	Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $15,866; Mr. Walter, $78,033; Mr. Abji, $29,582; Mr. Larson, $22,312; Mr. Risoleo, $24,761; Ms. Abdoo, $27,109; and Mr. Robertson $17,683.

•	Discretionary match made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $15,866; Mr. Walter, $78,033; Mr. Abji $29,582; Mr. Larson, $22,312; Mr. Risoleo $24,761; and Ms. Abdoo, $27,109.

•	Premiums associated with the life insurance policy for Mr. Walter. In connection with the long-term stock award granted under the executive compensation program, Mr. Walter agreed to purchase a life insurance policy and to accept proceeds under the policy which would offset restricted stock compensation that would vest and would be payable in the event of his death. The policy has been in place since 2003. The Company annually reimburses Mr. Walter for the cost of the policy and the taxes payable as a result of this reimbursement, and the costs have remained constant since the policy was purchased. In 2015, the total amounts reimbursed to Mr. Walter, excluding taxes, was $12,161.

•	Total cost of perquisites that executive officers are eligible to receive. These perquisites consisted of financial planning and tax services, dining, complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators. The cost of each of these benefits is as follows:

	Mr. Marriott	Mr. Walter	Mr. Larson	Mr. Abji	Mr. Risoleo	Ms. Abdoo	Mr. Robertson
Financial and Tax Planning	$—	$2,000	$—	$1,300	$2,000	$1,800	—
Dining, rooms & hotel services	69,754	13,921	12,789	35,411	11,307	—	1,970

•	Tax reimbursements to each of the named executive officers associated with the perquisites, and with respect to Mr. Walter, tax reimbursement associated with the cost of the life insurance policy: Mr. Marriott, $72,311; Mr. Walter, $25,612; Mr. Abji, $38,056; Mr. Larson, $13,258; Mr. Risoleo, $11,824; and Mr. Robertson, $2,042.

EXECUTIVE OFFICER COMPENSATION

(6)	Mr. Marriott is not a named executive officer under the SEC rules, but summary compensation information is provided in the interest of full disclosure.

(7)	In connection with a senior management restructuring, Mr. Robertson’s employment with the Company ended May 1, 2015. In addition to the All Other Compensation amounts received described in footnote (5), Mr. Robertson was entitled to the following payments and benefits under the Company’s Severance Plan.

One Year Annual Salary	$489,250
One Year Annual Incentive Award (average of the prior 2 years )	599,900
Health benefits	38,015
Total Severance Benefit	$1,127,165

While the Severance Plan calls for a 3 year average for the one year annual incentive award, Mr. Robertson was hired in 2013 and only had two years of compensation available for determining the average.

In addition, under the terms of the restricted stock agreement, Mr. Robertson was entitled to vest in his 2015 performance award at the “target” level of performance, and under the stock option agreement, all options accelerated and vested. All other shares were forfeited. The number and values ascribed to the stock and options is listed below:

	Number of Shares	Value
Restricted Stock	58,431	$1,203,679
Stock Options	28,902	$0

The stock was valued based on the closing price of the Company’s common stock on May 15, 2015, the date of release, which was $20.60. No value was assigned to the stock options because the exercise price on the January 15, 2015 grant date was $23.76 and the closing price of the Company’s common stock on May 15, 2015 was $20.60.

EXECUTIVE OFFICER COMPENSATION

Grants of Plan-Based Awards in Fiscal Year 2015

The following table provides information about the possible payments under our annual cash incentive award in 2015 and the awards of options and restricted stock in 2015.

		Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (2)			All Other Option Awards (4) #	Exercise Price of Option Awards	Full Grant Date Fair Value (5)
Name	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Richard E. Marriott	15-Jan-15	148,791	297,583	595,166
W. Edward Walter	15-Jan-15	714,563	1,429,125	2,858,250
	15-Jan-15				87,648	175,296	350,592			$4,866,801
	15-Jan-15							86,705	$23.76	$449,999
Gregory J. Larson	15-Jan-15	244,625	489,250	978,500
	15-Jan-15				23,375	46,746	93,492			$1,297,825
	15-Jan-15							23,121	$23.76	$119,998
Minaz B. Abji	15-Jan-15	265,225	530,450	1,060,900
	15-Jan-15				32,527	65,055	130,110			$1,806,144
	15-Jan-15							32,177	$23.76	$166,999
James F. Risoleo	15-Jan-15	280,000	560,000	1,120,000
	15-Jan-15				10,657	21,315	42,630			$591,775
	15-Jan-15							10,543	$23.76	$54,718
	15-Apr-15				4,343	8,683	17,365			$146,633	(3)
	15-Apr-15							4,128	$19.93	$20,145
Elizabeth A. Abdoo	15-Jan-15	236,900	473,800	947,600
	15-Jan-15				19,087	38,175	76,350			$1,059,865
	15-Jan-15							18,882	$23.76	$97,998
Struan B. Robertson (6)

(1)	As described under “Annual Cash Incentive” in the CD&A, these are amounts that may be earned based on the financial performance of the Company, which is measured by Adjusted FFO and ROIC, and on the personal performance by each executive on objectives approved by the Compensation Policy Committee. Mr. Walter has an incentive target of 150% of base salary earned in the calendar year and executive vice presidents have an incentive target of 100% of base salary earned in the calendar year. The actual amounts earned by the named executive officers in 2015 are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and are described in the CD&A under “2015 Compensation Results—Annual Cash Incentive.”

(2)	Under our 2015 compensation program, senior management received a restricted stock award on January 15, 2015, which was eligible to vest subject entirely to performance conditions. The performance conditions are the satisfaction of corporate performance objectives and personal performance objectives (“Performance-based Awards”) and the results of the Company’s annual total stockholder return (“Market-based Awards”) compared against three indices, the NAREIT Equity Index, the Lodging Index, and the S&P Index. Dividends accrue on the shares, but are not paid unless the shares vest and are released.

(3)	In connection with the restructuring of the investment team in April 2015, Mr. Risoleo assumed responsibility for all investments on the West Coast and received an additional award of restricted stock on April 15, 2015 which was eligible to vest subject to the same performance conditions as the awards granted to senior management on January 15, 2015 described above.

(4)	Options that were awarded on January 15, 2015 vested December 31, 2015. Mr. Risoleo received an additional award of options on April 15, 2015 that also vested on December 31, 2015.

(5)	The amounts reflect the grant date fair value of restricted stock awards and stock options calculated in accordance with FASB ASC Topic 718. For information on the assumptions used in calculating the fair value of stock options, see “Note 8—Employee Stock Plans—Stock Option Awards” in the Notes to Condensed Consolidated Financial Statements in our 2015 Annual Report on Form 10-K. See footnote 2 to the Summary Compensation Table for the calculation of the grant date fair value of the restricted stock awards.

(6)	No amounts are shown here because Mr. Robertson’s employment with the Company ended on May 1, 2015. He received his average annual cash incentive award for the prior two years, his restricted stock award vested at the “target” level of performance and all options vested. The amounts are reflected in footnote 7 to the Summary Compensation Table.

EXECUTIVE OFFICER COMPENSATION

Outstanding Equity Awards at Fiscal Year 2015

The following table summarizes all the equity awards made to the named executive officers that were outstanding as of December 31, 2015.

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Shares Underlying Unexercised Options Exercisable #	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
W. Edward Walter	20-Jan-12	48,979	—	$16.23	20-Jan-22	—	—
	5-Feb-13	85,875	—	$16.55	5-Feb-23	—	—
	22-Jan-14	95,949	—	$19.57	22-Jan-24	—	—
	15-Jan-15	86,705	—	$23.76	15-Jan-25	—	—
	15-Jan-15					350,592	$5,378,081	(3)
Gregory J. Larson	22-Jan-14	25,586	—	$19.57	22-Jan-24	—	—
	15-Jan-15	23,121	—	$23.76	15-Jan-25	—	—
	15-Jan-15					93,492	$1,434,167	(3)
Minaz B. Abji	22-Jan-14	35,608	—	$19.57	22-Jan-24	—	—
	15-Jan-15	32,177	—	$23.76	15-Jan-25	—	—
	15-Jan-15					130,110	$1,995,887	(3)
James F. Risoleo	20-Jan-12	7,110	—	$16.23	20-Jan-22	—	—
	05-Feb-13	12,467	—	$16.55	05-Feb-23	—	—
	22-Jan-14	11,668	—	$19.57	22-Jan-24	—	—
	15-Jan-15	10,543	—	$23.76	15-Jan-25	—	—
	15-Jan-15					42,630	$653,944	(3)
	15-Apr-15	4,128	—	$19.93	15-Apr-25	—	—
	15-Apr-15					17,365	$266,379	(3)
Elizabeth A. Abdoo	20-Jan-12	12,859	—	$16.23	20-Jan-22	—	—
	5-Feb-13	22,546	—	$16.55	5-Feb-23	—	—
	22-Jan-14	20,896	—	$19.57	22-Jan-24	—	—
	15-Jan-15	18,882	—	$23.76	15-Jan-25	—	—
	15-Jan-15					76,350	$1,171,209	(3)
Struan B. Robertson (4)

(1)	All option awards vest based on continued service with the Company and have a 10-year life from the date of grant. Options vest on December 31 in the year in which they are granted. For example, options granted in 2015 vested December 31, 2015.

(2)	The number of shares under this column includes all shares awarded under our 2015 compensation program, which are eligible to vest subject entirely to performance conditions. The performance conditions are the satisfaction of corporate performance objectives and personal performance objectives (“Performance-based Awards”) and the results of the Company’s annual total stockholder return (“Market-based Awards”) compared against three indices, the NAREIT Equity Index, the Lodging Index, and the S&P Index. The determination of whether and to what extent those measures were satisfied was made by the Compensation Policy Committee in February 2016. The number of shares shown assumes “maximum” performance and includes shares that were later forfeited under the program.

(3)	The value is calculated based the closing price of our stock on December 31, 2015 of $15.34 multiplied by all shares awarded under our 2015 compensation program assuming “maximum” performance. Because a significant number of shares were later forfeited, the amount does not reflect what was actually earned. For a chart of 2015 realized pay for each of the named executive officers, see page 35.

EXECUTIVE OFFICER COMPENSATION

(4)	No awards are reflected because under the Company’s Severance Policy, Mr. Robertson’s restricted stock award vested at the “target” level of performance and all options vested on May 1, 2015, the date his employment with the Company ended.

Option Exercises and Stock Vested in Fiscal Year 2015

The chart below shows options awards that were exercised in 2015 and stock awards that vested in 2015. The stock awards shown are from performance year 2014, which vested when the Compensation Committee made its determinations in February 2015. Restricted stock that was awarded in 2015 did not vest until February 5, 2016 when the Compensation Policy Committee met and made its determinations on performance measures.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2) #		Value Realized on Vesting (3)
W. Edward Walter	—	$—	239,194		$5,635,411
Gregory J. Larson	—	—	64,513		1,519,926
Minaz B. Abji	—	—	89,274		2,103,295
James F. Risoleo	—	—	28,802		678,575
Elizabeth A. Abdoo	—	—	52,488		1,236,617
Struan B. Robertson	34,483	25,173	82,190	(4)	1,936,953	(4)

(1)	Represents the amounts realized based on the difference between the market price of our stock on the date of exercise and the exercise price.

(2)	These are shares that were released on February 17, 2015, the date that the Compensation Policy Committee determined the results on performance measures for 2014.

(3)	The value realized on vesting is determined by multiplying the shares released by $23.56, the closing price of the Company’s common stock on the date of release, which was February 17, 2015.

(4)	The amounts for Mr. Robertson also include 4,279 shares which vested on January 20, 2015 with a value realized on vesting of $101,370, determined by multiplying the shares released by $23.69, the closing price of the Company’s common stock on January 20, 2015. The shares were granted on January 21, 2013 when Mr. Robertson joined the Company.

Nonqualified Deferred Compensation

The Company has an Executive Deferred Compensation Plan in which the named officers participate. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

EXECUTIVE OFFICER COMPENSATION

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan as of December 31, 2015. The aggregate balance shown includes amounts earned prior to 2015 and voluntarily deferred.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Company Discretionary Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (1)
W. Edward Walter	$171,966	$78,033	$78,033	$4,574	$—	$2,584,943
Gregory J. Larson	57,873	22,312	22,312	-15,798	—	686,224
Minaz B. Abji	75,065	29,582	29,582	1,784	32,387	930,654
James F. Risoleo	65,423	24,761	24,761	54,007	—	3,613,603
Elizabeth A. Abdoo	70,118	27,109	27,109	-18,786	—	956,693
Struan B. Robertson (2)	80,382	17,683	—	-346	139,854	—

(1)	Amounts reflect vested values as of December 31, 2015.
(2)	Mr. Robertson’s employment with the Company ended on May 1, 2015.

Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the annual cash incentive award program. Participants direct their deferrals into investment funds, which are substantially the same funds available for investment under the 401(k) Plan. Participants’ accounts may or may not appreciate, and may depreciate, depending on the performance of their investment choices. The Company does not guarantee any returns and none of the investment choices provide interest at above-market rates. The Company matches $.50 of each $1.00 deferred, up to a maximum of 6% of the participant’s compensation less the amount credited to the 401(k) Plan. The Company may provide an annual discretionary matching contribution of up to $.50 on each $1.00 deferred up to 6% of the participant’s compensation.

Participants fully vest in Company contributions after four years of continued employment. The vesting schedule is 25% vesting after one year; 50% vesting after two years; 75% vesting after three years and 100% vesting after four years or more. All named executive officers are fully vested except Mr. Robertson who joined the Company in January 2013 and whose employment terminated on May 1, 2015. Company contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control.

The Executive Deferred Compensation Plan offers automatic lump sum distributions upon death or disability. The participant may elect to receive lump sum or installment distributions upon separation from service, or with respect to his or her deferrals only (no Company contributions) on such other dates certain that a participant may elect. Such elections are made at the time the participant elects to defer compensation for a year. However, “key employee” distributions payable upon separation from service will be delayed for six months. Participants may also elect to receive a lump sum distribution of their account in the event of change in control. Plan assets are held in a rabbi trust.

Severance and Change in Control Payments

Severance

The Company has a severance plan that applies to all senior executives in the United States, which was adopted in 2003. Severance is provided on a consistent basis. The plan provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves the Company under the following circumstances:

•	As a result of a termination without “cause”. “Cause” is defined broadly to include failure to perform assigned duties in a reasonable manner, or as a result of incompetence or neglect; violating a material policy of the Company; engaging in any act of dishonesty or bad faith with respect to the Company or its affairs; committing any act that reflects unfavorably on the executive or the Company; or engaging in any other conduct that in the reasonable judgment of the Board justifies termination.

EXECUTIVE OFFICER COMPENSATION

•	As a result of a voluntary termination by the executive for “good reason”. “Good reason” means that there has been a material diminution in such executive’s authority, duties or responsibilities; a material diminution in an executive’s overall compensation opportunity; or a material change in the geographic location at which an executive is required to perform his or her duties for the Company. “Good reason” does not include a change that is solely a diminution in title or a change in reporting relationships.

An executive or member of senior management who is terminated for cause or who voluntarily leaves without good reason is not entitled to any benefits under the Severance Plan.

The key benefits under the Severance Plan for a termination without “cause” or a voluntary departure for “good reason”, which are contingent on the execution of a release and a one-year non-competition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•	Mr. Walter, as president and chief executive officer, would be entitled to receive a payment equal to 2x his current base salary and 2x his average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average annual cash incentive award over the prior three years.

•	We would pay for the continuation of the executive’s health and welfare benefits for 18 months or until the executive is re-employed, whichever period is shorter.

In addition, under the terms of the restricted stock agreements, the executives’ restricted stock award would accelerate and vest at the “target” level and under the terms of the stock option agreements, all options would accelerate and vest.

The Company does not “gross up” or pay any excise tax associated with these payments.

The table below quantifies the compensation that would become payable to a senior executive assuming employment ended on December 31, 2015. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan (“401(k) Plan”) and accrued vacation pay.

Potential Severance Payments

	Mr. Walter	Mr. Larson	Mr. Abji	Mr. Risoleo	Ms. Abdoo
Termination payment (1)	$5,279,500	$1,074,583	$1,169,317	$1,127,133	$1,063,033
Restricted Stock (2)	2,689,041	717,084	997,974	460,200	585,635
Options (3)	—	—	—	—	—
Cost of benefit continuation (4)	38,015	25,619	38,015	38,015	35,055
Deferred compensation balance (5)	2,584,943	686,224	930,654	3,613,603	956,693
Total	$10,591,499	$2,503,510	$3,135,960	$5,238,951	$2,640,417

(1)	Amounts reflected are a multiple of base salary and average annual incentive award. Mr. Walter would receive two times his base salary and two times the average of his annual incentive award for 2013-2015. All other executives would receive one times his or her base salary and one times the average of his or her annual incentive award for 2013-2015.

(2)	Amounts are based on the closing price of our stock on December 31, 2015 of $15.34. Under the restricted stock agreements the awards would vest at the “target” level (50% of the shares awarded). All of the restricted stock underlying the value reflected has subsequently been earned or forfeited.

(3)	Under the stock option agreements, all options would vest in the event of a termination of employment without cause or termination by the executive for good reason. However, no options were unvested at December 31, 2015.

(4)	Amounts reflect the costs associated with continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(5)	The named executive officers are fully vested in their deferred compensation accounts.

EXECUTIVE OFFICER COMPENSATION

Mr. Robertson’s employment with the Company ended on May 1, 2015 and he received benefits for a termination without “cause” under the Company’s severance plan as described above. The amounts of his benefits are not reflected in the above table, which is as of December 31, 2015, but are presented in footnote 7 to the Summary Compensation Table.

Change-In-Control

The Severance Plan also provides for certain payments in the event that there is a “double trigger”, that is a change in control of the Company and the occurrence of any of the following events during the period beginning 30 days prior to the change in control and ending one year after a change in control:

•	A termination of the executive without “cause”, as previously explained above;

•	A voluntary termination by the executive for “good reason”, as previously explained above.

If a double trigger occurs, the key benefits under the Severance Plan, which are contingent on the execution of a release and a one-year noncompetition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•	Mr. Walter, as president and chief executive officer, would be entitled to receive a payment equal to 3x his current base salary and 3x his average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.

•	An executive would be entitled to receive a pro-rata portion of his or her annual cash incentive award for the year based on a “target” level of performance on all measures.

•	We would pay for the continuation of the executive’s health and welfare benefits for 18 months or until the executive is re-employed, whichever period is shorter.

In addition, under the terms of the restricted stock agreements, the executives’ restricted stock award would accelerate and vest at the “high” level and under the terms of the stock option agreements, all options would accelerate and vest.

The Company does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that both triggering events occurred on December 31, 2015. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s 401(k) Plan and accrued vacation pay.

Potential Change in Control Payments

	Mr. Walter	Mr. Larson	Mr. Abji	Mr. Risoleo	Ms. Abdoo
Termination payment (1)	$7,919,250	$2,149,167	$2,338,633	$2,254,267	$2,126,067
Target Annual Cash Incentive (2)	1,429,125	489,250	530,450	560,000	473,800
Restricted Stock (3)	5,378,081	1,434,167	1,995,887	920,323	1,171,209
Options (4)	—	—	—	—	—
Cost of benefit continuation (5)	38,015	25,619	38,015	38,015	35,055
Deferred compensation balance (6)	2,584,943	686,224	930,654	3,613,603	956,693
Total	$17,349,414	$4,784,427	$5,833,640	$7,386,208	$4,762,824

(1)	The termination payment is a multiple of base salary and average annual cash incentive award. Mr. Walter would receive three times his base salary and three times the average of his annual cash incentive award for the period 2013-2015. All other executives would receive two times his or her base salary and two times the average of his or her annual incentive award for 2013-2015.

EXECUTIVE OFFICER COMPENSATION

(2)	Under the severance plan, the named executive officers would receive a pro-rata portion of the annual incentive award at the “target” level of performance. The amount reflected here is for a full-year since the table is done as of December 31, 2015. This annual cash incentive would not otherwise be earned until the Compensation Policy Committee met and determined the results on the performance measures, which generally occurs in the February following the year of performance.

(3)	Under the restricted stock agreements, all unvested restricted stock would accelerate and vest in the event of a change in control and termination of employment without cause or termination by the executive for good reason. The chart below shows the unvested shares for each named executive officer as of December 31, 2015. The value is determined by multiplying the shares by $15.34, the closing price of our stock on December 31, 2015.

Unvested Shares As of 12/31/2015
Mr. Walter	350,592
Mr. Larson	93,492
Mr. Abji	130,110
Mr. Risoleo	59,995
Ms. Abdoo	76,350

All of the restricted stock underlying the value reflected has subsequently been earned or forfeited.

(4)	Under the stock option agreements, all options would vest upon a change in control and termination of employment without cause or termination by the executive for good reason. However, no options were unvested at December 31, 2015.

(5)	Amounts reflect costs associated with the continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(6)	The named executive officers are fully vested in their deferred compensation accounts.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information as of December 31, 2015 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by stockholders (1)	2,368,991	$19.37	15,804,203
Equity compensation plans not approved by stockholders	—	—	—
TOTAL	2,368,991	$19.37	15,804,203

(1)	Shares indicated are the aggregate of those issuable under the Company’s 1997 and 2009 Comprehensive Stock and Cash Incentive Plans, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock. No shares remain available for future grants under the Company’s 1997 Comprehensive Stock and Cash Incentive Plan.

REPORT OF THE COMPENSATION POLICY COMMITTEE ON EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION POLICY COMMITTEE

ON EXECUTIVE COMPENSATION

To Our Stockholders:

The Compensation Policy Committee has reviewed and discussed with management the Compensation Discussion and Analysis of the Company. Based on its review and discussions, the Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2015 and this proxy statement.

The Compensation Policy Committee

Ann McLaughlin Korologos, Chair

Mary L. Baglivo

Gordon H. Smith

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

2015 Director Fees

Directors who are employees receive no additional compensation for serving on the Board or its committees. In 2015, we provided the following annual compensation to our independent directors.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total
Mary L. Baglivo	$73,000	$115,000	$69,764	$257,764
Sheila C. Bair	77,000	115,000	56,774	248,774
Terence C. Golden	65,000	115,000	78,552	258,552
Ann McLaughlin Korologos	96,000	115,000	97,930	308,930
John B. Morse, Jr.	100,000	115,000	6,227	221,227
Walter C. Rakowich	115,000	115,000	36,365	266,365
Gordon H. Smith	73,000	115,000	9,795	197,795

(1)	Mr. Marriott, Chairman of the Board, and Mr. Walter, President and CEO, are not included in this table because they are employees of the Company and thus receive no compensation for services as directors. The compensation received by Mr. Marriott and Mr. Walter as employees is shown in “Executive Officer Compensation.”

(2)	Amount reflects an annual retainer for Board service, committee membership fees and retainers for committee chairs and lead director, as described below.

(3)	Amount reflects annual stock awards made pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan in value equal to $115,000. The annual stock awards are fully vested upon grant.

(4)	Amount reflects:

•	Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by us or managed by our major operators as follows: Ms. Baglivo, $37,010; Ms. Bair, $27,880; Mr. Golden, $38,569; Ms. Korologos, $48,084; Mr. Morse, $3,615; Mr. Rakowich $19,450 and Mr. Smith $4,809.

•	Reimbursement for taxes associated with the value of the above benefit as follows: Ms. Baglivo, $32,754; Ms. Bair, $28,894; Mr. Golden, $39,983; Ms. Korologos, $49,847; Mr. Morse, $2,612; Mr. Rakowich $16,916 and Mr. Smith $4,986.

Compensation Philosophy

Directors are compensated in cash and stock to align their interests with those of our stockholders. The components of director compensation for 2015 are discussed below.

Cash Compensation

The Company provides non-employee directors the following cash compensation in addition to reimbursement of customary and usual travel expenses:

•	retainer of $65,000 per year;

•	$8,000 per year for membership on the Compensation Policy Committee or Nominating and Corporate Governance Committee;

•	$12,000 per year for membership on the Audit Committee;

•	$10,000 per year to the committee chair of the Nominating and Corporate Governance Committee (Mr. Rakowich);

•	$15,000 per year to the committee chair of the Compensation Policy Committee (Ms. Korologos);

•	$15,000 per year to the committee chair of the Audit Committee (Mr. Morse); and

•	$20,000 per year to the Lead Director (Mr. Rakowich).

DIRECTOR COMPENSATION

There are no fees paid for attendance at the 5 regularly scheduled Board meetings, however, non-employee directors receive $1,500 for attendance at any special meeting, of which there was none in 2015. Similarly, there are no fees paid for attendance at up to five meetings of the Nominating and Corporate Governance Committee and Compensation Policy Committee and up to seven meetings of the Audit Committee; however, non-employee directors receive $1,500 for attendance at any special committee meetings in excess of those amounts, of which there were none in 2015.

Stock Compensation—Annual Stock Award

Non-employee directors receive an annual director stock award under the Non-Employee Directors’ Deferred Stock Compensation Plan effective after election at the annual meeting. In 2015, the award equaled $115,000, with the number of shares determined based on the fair market value of the Company’s common stock on that date.

Under the Non-Employee Directors’ Deferred Stock Compensation Plan, directors will receive the annual stock award in fully-vested restricted stock, unless a director makes an election prior to the end of the year preceding the award to defer the award into stock units. Directors also elect at that time the date when the stock units would be payable, which is either upon termination of service from the Board in a lump sum or in annual installments up to 10 years, or in a lump sum payable the earlier of (i) termination of service or (ii) 3 or 5 years from the date of grant. All directors elected to defer the 2015 award into stock units. The closing price of our common stock on the annual meeting date of May 14, 2015 was $20.40, so each director received either 5,637 shares or, if they deferred, they were credited with 5,637 stock units. Directors are also credited with dividend equivalents that are equal in value to the dividends paid on our common stock.

Stock Ownership Policy

Non-employee directors must own common stock of the Company (which includes stock units held under the Non-Employee Directors’ Deferred Compensation Plan) equal in value to five times the annual cash retainer paid to directors. Compliance with these guidelines will be measured on the first trading day of each calendar year, using the annual cash retainer then in effect and the closing price of our common stock on that day. Any subsequent change in the value of the common stock will not affect the amount of stock that directors are required to hold during that year. In the event that the annual cash retainer increases, a non-employee director will have five years from the time of such increase to acquire any additional shares needed to meet these guidelines. There will be a transition period of five years for non-employee directors to achieve the ownership requirement. Mr. Marriott and Mr. Walter, as employees, are subject to separate stock ownership guidelines applicable to corporate officers. Because the policy provides for 5 years to attain the guideline, all directors are in compliance with the policy.

Perquisites

To encourage our directors to visit and personally evaluate and provide feedback on our properties and the managers of our properties, directors receive complimentary rooms, food and beverage and other hotel services when they stay at properties owned by us or managed by our major operators, subject to an annual limit of $30,000 measured over a rolling three year period (i.e., $90,000 over three years). In addition, directors are reimbursed for taxes associated with the value of this benefit.

Non-Employee Directors’ Deferred Stock Compensation Plan

In addition to the annual stock award, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual cash retainer, committee fees, and committee chair fees until after their service on the Board has ended. Under this plan, the Company has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of the Company’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional stock units and credited to the account in stock units based on the market price of the stock on the date dividends are paid.

DIRECTOR COMPENSATION

Upon termination of service from the Board, a director’s stock unit account is settled by delivering an amount of our shares of common stock equal to the number of stock units, and, with respect to any deferred cash fees, directors had the option to receive such shares as a lump sum or in substantially equal annual installments over a period not to exceed 10 years. With respect to annual stock awards, directors may also elect to defer payment of the award as set forth above.

2016 Director Compensation

The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the Board of Directors on compensation and benefits for the independent directors. In February 2016, upon the recommendation of the Committee, the Board approved new compensatory arrangements for the non-employee directors, which are effective as of January 1, 2016. The Committee generally reviews the compensatory arrangements of the independent directors biennially. The last review was in 2014.

Under its charter, the Committee is authorized to engage consultants or advisors in connection with its review and analysis, and the Committee retained Willis Towers Watson in September 2015 to assist in its review. At the request of the Committee, Willis Towers Watson conducted an assessment of the competitiveness of the non-employee directors’ total compensation using market data sources and the same peer group used for executive compensation for competitive benchmarking. The companies comprising this peer group are shown in “Compensation Discussion & Analysis.” Based on its review, the Committee recommended, and the Board approved, the following changes to the annual cash retainer and annual stock award for non-employee directors for service on the Board of Directors:

•	cash compensation – the annual cash retainer was increased from $65,000 to $75,000 annually.

•	stock compensation – the annual stock retainer was increased from $115,000 to $125,000. As in previous years, the award is to be made after the annual meeting of stockholders, with the number of shares to be determined based on the fair market value of the Company’s stock on that date.

The Committee also recommended, and the Board approved, an increase in the annual cash retainer for the Lead Director from $20,000 annually to $30,000 annually.

All other compensation for service on committees remains unchanged, and there were no changes to director perquisites.

DIRECTOR COMPENSATION

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee serves as the representative of the Board of Directors of Host Hotels & Resorts, Inc. (the “Company”) for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent registered public accountants, is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting and for expressing an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. PricewaterhouseCoopers, LLP, acting as non-independent registered public accountants in its performance as the Company’s internal auditor, is responsible for assisting the Company’s review and the effectiveness of its internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee members are not professional accountants or auditors, and the Audit Committee’s functions are not intended to duplicate or certify the activities of management and the independent registered public accountants. In this context, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements for each of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2015, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

•	discussed with both the Company’s internal and independent registered public accountants the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal controls and financial reporting, and the overall quality of the Company’s financial reporting;

•	discussed with the independent registered public accountants the matters required to be discussed by the requirements of the Public Company Accounting Oversight Board;

•	received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with KPMG LLP their independence from the Company and its management.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2015. The Annual Report on Form 10-K was filed with the Securities and Exchange Commission on February 22, 2016.

The Audit Committee

John B. Morse, Jr., Chair

Sheila C. Bair

Walter C. Rakowich

AUDITOR FEES

AUDITOR FEES

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP, its independent registered public accountants, for 2015 and 2014:

	2015	2014
Audit fees (1)	$2,695,000	$2,501,000
Audit-related fees (2)	20,000	20,000
Audit and audit-related fees	2,715,000	2,521,000
Tax fees (3)	20,000	20,000
All other fees	—	—
Total Fees	$2,735,000	$2,541,000

(1)	Audit fees consisted of fees for the audits of the Company’s and Host Hotels & Resorts, L.P.’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting, reviews of the Company’s and Host Hotels & Resorts, L.P.’s quarterly condensed consolidated financial statements, audits of certain subsidiaries, reviews of SEC registration statements and other filings, comfort letters and consents, audit procedures related to acquisitions and dispositions, and accounting and reporting consultations.

(2)	Audit-related fees consisted of fees for the audits of financial statements of our employee benefit plan.

(3)	Tax fees consisted of fees for tax compliance services.

The Audit Committee concluded that the provision of audit-related and tax services is compatible with maintaining the independence of KPMG LLP. The Company does not engage KPMG LLP for any tax services unrelated to audit services or tax compliance.

Pre-Approval Policy for Services of Independent Registered Public Accountants

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its 2015 pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent registered public accountants without obtaining specific pre-approval from the Audit Committee. The Audit Committee has pre-approved certain services (and corresponding cost levels) in conjunction with Committee meetings, typically conducted in February of each year. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.

The Audit Committee has designated the Senior Vice President, Corporate Controller to monitor the performance of all services provided by the independent registered public accountants and to determine whether such services are in compliance with the pre-approval policy.

Policy for Hiring Members of the Audit Engagement Team

The Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Individuals not subject to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all

AUDITOR FEES

such cases, the Audit Committee must determine that the relationship is in the best interests of the Company. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and the Audit Committee has engaged PricewaterhouseCoopers LLP as the Company’s internal auditors. The purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (our operating partnership) that were beneficially owned as of February 15, 2016 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of the Company’s common stock. As of February 15, 2016 the Company owns approximately 99% of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)
Directors:
Mary L. Baglivo (3)	16,552	*		*
Sheila C. Bair (3)	20,975	*		*
Terence C. Golden (3)	124,593	*		*
Ann McLaughlin Korologos (3)	103,402	*		*
Richard E. Marriott (4)	10,408,553	1.4%	140,296	1.4%
John B. Morse, Jr. (3)	63,788	*		*
Walter C. Rakowich (3)	23,015	*		*
Gordon H. Smith (3)	39,639	*		*
W. Edward Walter (5)(6)	1,366,233	0.2%		0.2%
Non-Director Named Executive Officers:
Elizabeth A. Abdoo (5)	443,924	*		*
Minaz Abji (5)	401,214	*		*
Gregory J. Larson (5)	347,332	*		*
James F. Risoleo (5)	275,018	*		*
Struan B. Robertson (5)		*		*
All Directors and Executive Officers as a group:
(17 persons, including the foregoing) (3)(4)(5)(6)	13,980,150	1.9%	140,296	1.9%
Certain Beneficial Owners:
BlackRock, Inc. (7)	72,360,989	9.6%		9.6%
Cohen & Steers, Inc. (8)	52,914,831	7.1%		7.1%
FMR LLC (9)	42,646,112	5.7%		5.7%
State Street Corporation (10)	43,363,901	5.8%		5.8%
The Vanguard Group, Inc. (11)	99,556,858	13.3%		13.3%

*	Reflects ownership of less than 1⁄10th of 1%.

(1)	Any descriptions of ownership or aggregations of ownership of the Company’s common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.

(2)	This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of common stock, but that none of the operating partnership units held by others are redeemed for shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(3)	The number of shares of common stock listed here includes common stock equivalents: (1) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (2) resulting from non-employee directors’ election to receive part of their annual retainer, committee chair fees and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; (3) for Ann McLaughlin Korologos, 11,957 common stock equivalents from a one-time special stock award made in 1997 to all non-employee directors; and (4) common stock equivalents for dividends relating to common stock equivalents held by each director.

(4)	The number of shares of our common stock listed here for Richard E. Marriott includes:

•	1,062,381 shares held in trust for which Richard E. Marriott is a co-trustee;

•	76,957 shares held by the wife of Richard E. Marriott;

•	320,427 shares held in trust for which the wife of Richard E. Marriott is a co-trustee;

•	560,569 shares held by the J. Willard and Alice S. Marriott Foundation of which Richard E. Marriott is a co-trustee;

•	1,317,365 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and

•	1,330,610 shares held by a limited partnership, the sole general partner of which is a corporation for which Richard E. Marriott is the controlling stockholder of the voting shares.

It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.

(5)	The number of shares of our common stock listed here includes the shares of restricted stock granted under the 2009 Comprehensive Stock and Cash Incentive Plan which are subject to forfeiture if the vesting criteria are not satisfied. Also included are shares of common stock that may be acquired within 60 days of March 1, 2016 pursuant to the exercise of stock options granted under our 1997 and 2009 Comprehensive Stock and Cash Incentive Plan. Such shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The following are the amounts of vested exercisable options for each named executive officer:

• Elizabeth A. Abdoo • Minaz Abji • Gregory J. Larson • James F. Risoleo • W. Edward Walter	75,183 vested options 67,785 vested options 48,707 vested options 45,916 vested options 317,508 vested options

Struan Robertson’s employment with the Company ended May 1, 2015.

(6)	The number of shares of our common stock listed here for Mr. Edward Walter includes 2,000 shares held in the Walter Family Foundation. Mr. Walter has the power to vote these shares but does not have an economic interest in these shares and disclaims beneficial ownership as to these shares.

(7)	BlackRock, Inc. filed an amended Schedule 13G with the SEC on February 10, 2016 to report beneficial ownership of 72,360,989 shares of our common stock. BlackRock reports that it has the sole power to dispose of all such shares and has sole voting power with respect to 64,716,006 shares. BlackRock’s business address is 55 East 52nd Street, New York, New York 10055.

(8)	Cohen & Steers, Inc. filed a Schedule 13G with the SEC on February 16, 2016 to report beneficial ownership of 52,914,831 shares of our common stock. Cohen & Steers reports that it has the sole power to dispose of all such shares and has the sole power to vote 27,503,379 shares. Cohen & Steers’ business address is 280 Park Avenue, 10th Floor, New York, New York 10017.

(9)	FMR LLC, the parent company of Fidelity Management and Research Company, filed a Schedule 13G with the SEC on February 12, 2016 to report beneficial ownership of 42,646,112 shares of our common stock. FMR LLC reports that it has the sole power to dispose of all such shares and has the sole power to vote 24,001,277 shares. FMR LLC’s business address is 245 Summer Street, Boston, Massachusetts 02210.

(10)	State Street Corporation filed a Schedule 13G with the SEC on February 16, 2016 to report beneficial ownership of 43,363,901 shares of our common stock. State Street Corporation reports that it has the shared power to dispose of and to vote all such shares. State Street Corporation’s business address is State Street Financial Center, One Lincoln Street, Boston Massachusetts 02111.

(11)	The Vanguard Group, Inc. filed an amended Schedule 13G with the SEC on February 11, 2016 to report beneficial ownership of 99,556,858 shares of our common stock. Vanguard reports that it has the sole power to dispose of 97,435,603 shares, has shared power to dispose of 2,121,255 shares, has the sole power to vote with respect to 2,509,523 shares and has shared power to vote with respect to 646,243 shares. Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CERTAIN RELATIONSHIPS AND

RELATED PERSON TRANSACTIONS

Policy on Transactions and Arrangements with Related Persons

In 2007 the Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, a written policy with respect to related person transactions. The policy applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant, the amount involved exceeds $100,000, and in which any related person has or will have a direct or indirect material interest. A related person for purposes of the policy includes:

•	any Company officer, senior manager, or director;

•	an owner of 5% or more of Company stock;

•	any immediate family member of any person listed above; or

•	any firm in which any of the foregoing persons is employed or is a principal in which such person has a 5% or greater interest.

Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or in all other circumstances the Audit Committee will review the transaction at its next meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, then the transaction will be reviewed by the Chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or Chair will decide whether to approve the transaction.

As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•	any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•	any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, which has been approved pursuant to the Company’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that charitable organization’s total annual receipts;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons; and

•	management agreements and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage Marriott and Ritz-Carlton hotels owned or leased by the Company or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with the Company’s then current agreements with Marriott International or other major third party operators.

Related Person Transactions

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (renamed Host Hotels & Resorts, Inc. in 2006) and Marriott International.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into two general categories:

•	distribution agreement and the related agreements stemming from our separation into two companies; and

•	lodging management and franchise agreements relating to our properties.

As of January 31, 2016, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 14% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Executive Chairman and Chairman of the Board of Marriott International and formerly served as Chief Executive Officer. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and our Company are considered related person transactions within the meaning of our policy described above. A summary of our ongoing relationships with Marriott International is provided below.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective businesses. This distribution agreement has been amended from time to time. We also entered into other agreements with Marriott International in connection with the business separation which govern aspects of our ongoing relationships. These other agreements include:

Tax Sharing Agreement

We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

Leases

We currently sublease approximately 2,381 square feet of office space from Marriott International. The sublease was provided on market terms and conditions. In 2015, we paid Marriott International approximately $108,169 in rental fees for this office space. In addition, in 2015 we paid Marriott International $100,000 in ground rent under a lease in connection with property at the JW Marriott Desert Springs Resort & Spa.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management agreements with us and certain of our subsidiaries to manage Marriott-and Ritz-Carlton-branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into franchise agreements with us and our subsidiaries that allow us to use the Marriott brand, associated trademarks, reservation systems and other related items for four Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2015, we and our subsidiaries paid $147 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 25 years with one or more renewal terms at the option of the manager. The majority of these management agreements condition the manager’s right to exercise renewal options upon the satisfaction of specified economic performance criteria. Under each management agreement, Marriott International provides comprehensive management services for the hotels. These agreements typically include the terms described below.

•

Operational Services. Marriott International generally has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of hotels, including establishing all room rates, securing

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

and processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by technical and operational experts and promoting and publicizing of the hotels. Marriott International receives compensation in the form of a base management fee which is calculated as a percentage (typically 3%) of annual gross revenues, and an incentive management fee, which is typically calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel.

•	Executive Supervision and Management Services. Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, provides other administrative and accounting support services to the hotels, such as planning and policy services, financial planning, divisional financial services, product planning and development, employee staffing and training, corporate executive management, and certain in-house legal services. We have certain approval rights over the budget, capital expenditures, significant leases and contractual commitments and other matters.

•	Chain Services. Marriott International furnishes chain services on a centralized basis. Such services include: (1) the development and operation of certain computer systems and reservation services; (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation of regional personnel; and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group basis rather than on an individual hotel basis. Costs and expenses incurred in providing these services are generally allocated among all hotels managed by Marriott International or its affiliates that benefit from these services.

•	Working Capital and Fixed Asset Supplies. We are required to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We are also responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.

•	Furniture, Fixtures and Equipment Replacements. We are required to provide all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required furniture, fixtures and equipment replacements). On an annual basis Marriott International will prepare a list of furniture, fixtures and equipment to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the funds that are necessary for each of their hotels, which is subject to our review and approval. For purposes of funding the furniture, fixtures and equipment replacements, a specified percentage (typically 5%) of the gross revenues of the hotel is deposited into an escrow account in our name, to which the manager has access. However, for 48 of our Marriott hotels, we have entered into an agreement with Marriott International to allow us to fund such expenditures directly as incurred from one account that we control, subject to maintaining a minimum balance of the greater of $32.4 million or 30% of total annual specified contributions, rather than escrowing funds at accounts at each hotel.

•	Building Alterations, Improvements and Renewals. Marriott International is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and elevators of each hotel, along with alterations and improvements to the hotel as are required, in Marriott International’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition consistent with Marriott’s brand standards. We generally have approval authority over such budgets and expenditures.

•	Service Marks. During the term of the management agreements, the brand name, service mark, symbols and logos used by the manager may be used in the operation of the hotel. Any right to use the brand name, service marks, logos and symbols and related trademarks at a hotel will terminate with respect to that hotel upon termination of the applicable management or franchise agreement.

•	Territorial Protections. Certain management agreements impose restrictions for a specified period which limit Marriott International and its affiliates from owning, operating or licensing a hotel of the same brand within a specified area. The area restrictions vary with each hotel, from city blocks in urban areas to up to a multi-mile radius from the hotel in other areas.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

•	Sale of the Hotel. Most of our management agreements with Marriott International limit our ability to sell, lease or otherwise transfer the hotels by requiring that the transferee assume the related management agreements and meet specified other conditions, including the condition that the transferee not be a competitor of Marriott International.

•	Termination on Sale. While most of our management agreements with Marriott International are not terminable prior to their full term, we have negotiated termination rights with respect to 13 specified Marriott-branded hotels in connection with the sale of these hotels subject to certain limitations (including the number of agreements that can be terminated per year, limitations measured by earnings before interest, taxes, depreciation and amortization (EBITDA), and limitations requiring that a significant portion of such hotels maintain the Marriott brand affiliation). The described termination rights may be exercised without payment of a termination fee, except for one of the specified hotels wherein a termination fee is required if it does not maintain the Marriott brand affiliation.

•	Performance Termination. The majority of our management agreements with Marriott International provide for termination rights in the case of the manager’s failure to meet certain financial performance criteria, usually a specified threshold return on the owner’s investment, along with a failure of the hotel to achieve a specified revenue per-available-room performance threshold established with reference to other competitive hotels in the market. Typically, such performance-based termination rights arise in the event the manager fails to achieve specified performance thresholds over a consecutive two-year period, and are subject to their ability to ‘cure’ and avoid termination by payment to us of specified deficiency amounts (or, in some instances, waiver of the right to receive specified future management fees). We have agreed in the past, and may agree in the future, to waive certain of these termination rights in exchange for consideration from the hotel manager, which consideration could take the form of cash compensation or amendments to the management agreement. Similarly, the majority of our management agreements with Marriott International condition the manager’s right to renew pre-determined extension terms upon the satisfaction of certain financial performance criteria as noted earlier.

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

Proxy Statement Proposals

If you wish to submit a proposal to be included in the proxy statement for our 2017 annual meeting, we must receive it no later than December 5, 2016. The proposal must comply with the SEC’s proxy rules and should be sent to the attention of the Secretary at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817.

Other Proposals and Nominations

Our Bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at the 2017 annual meeting of stockholders, but which is not intended to be included in the Company’s proxy statement for that meeting. Under our Bylaws, nominations for directors or other business proposals to be addressed at the next annual meeting may be made by a stockholder entitled to vote who has delivered written notice to the Secretary (at the above address), no earlier than November 5, 2016 and no later than December 5, 2016. Also, in the event that the number of directors to be elected is increased and public announcement occurs after November 25, 2016, then stockholders will have an additional 10 days from the date of the announcement to nominate candidates for director, but only with respect to any new positions created by the increase. All notices must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary, and is also available on our website (http://www.hosthotels.com).

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL

OTHER MATTERS

Other Business at the Annual Meeting

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the enclosed proxy.

Section 16 (a) Beneficial Ownership Reporting Compliance

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely upon a review of copies of the forms furnished to the Company, we believe all persons required to file such forms have done so during 2015 except for one Form 4 filing. Due to an administrative oversight on the part of the Company, a Form 4 filing for Minaz Abji filed on November 9, 2015 incorrectly reported the number of shares sold by Mr. Abji. The correct amount was 49,000 shares of common stock and the reported amount was 40,000 shares. This error was corrected by the filing of an amended Form 4 on February 10, 2016.

Hotel Information

A special stockholder annual meeting rate is offered at the Ritz-Carlton Hotel, Tysons Corner where the annual meeting is being held for Wednesday, May 11, 2016. A limited number of rooms are available at this special rate of $269, plus taxes and gratuities, single or double occupancy. To receive this special rate use this link: https://www.ritzcarlton.com/en/Properties/TysonsCorner/Reservations/Default.htm?gc=HHLHHLA or phone 1-800-241-3333. All reservations should be received by the hotel no later than May 2, 2016. This discount may not be used in conjunction with any other discount, coupon or group rate.

Online Annual Report to Stockholders

We have filed an Annual Report on Form 10-K for the year ended December 31, 2015 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the 2015 Annual Report on Form 10-K (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (http://www.hosthotels.com).

By Order Of the Board of Directors

Elizabeth A. Abdoo

Secretary

Dated: April 4, 2016

APPENDIX A

APPENDIX A

PROPOSED CHARTER AMENDMENT TO PROVIDE STOCKHOLDERS

THE CONCURRENT POWER TO AMEND THE COMPANY’S BYLAWS

If approved, subsection (6) of Article X, Section 10(a) of the Company’s Charter would be amended to read in its entirety as follows:

(6)	Bylaws. The Bylaws of the Corporation may be altered, amended or repealed, in whole or in part, and new Bylaws may be adopted by the Board of Directors or by the stockholders of the Corporation. Any such alterations, amendments or repeals, or new Bylaws approved by the stockholders shall be approved by the affirmative vote of the holders of a majority of the shares entitled to be cast on the matter.

A-1

APPENDIX B

APPENDIX B

PROPOSED CHARTER AMENDMENT TO REDUCE THE THRESHOLD

REQUIRED FOR STOCKHOLDERS TO CALL A SPECIAL MEETING

If approved, subsection (5) of Article X, Section 10(a) of the Company’s Charter would be amended to read in its entirety as follows:

(5)	Call of Special Meetings of Stockholders. A special meeting of the stockholders of the Corporation may be called by the President, the Board of Directors or any other person specified in the Bylaws. The Secretary of the Corporation shall also call a special meeting of the stockholders on the written request of stockholders entitled to cast 25% of all the votes entitled to be cast at the meeting. Unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting, a stockholder-requested special meeting need not be called to consider any matter which is substantially the same as a matter voted on at a meeting of the stockholders held during the preceding 12 months.

B-1

APPENDIX C

APPENDIX C

HOST HOTELS & RESORTS, INC.

AND

HOST HOTELS & RESORTS, L.P.

EMPLOYEE STOCK PURCHASE PLAN

APPENDIX C

HOST HOTELS & RESORTS, INC. AND HOST HOTELS & RESORTS, L.P.

EMPLOYEE STOCK PURCHASE PLAN

The Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. Employee Stock Purchase Plan (the “Plan”), as set forth in this document is an amendment and restatement of the prior Plan dated as of January 1, 2008. The Plan is intended through payroll savings to enable eligible employees of Host Hotels & Resorts, Inc., Host Hotels & Resorts, L.P. and each Subsidiary whose participation in the Plan is approved by the Committee, to purchase shares of common stock (“Shares”) of Host Hotels & Resorts, Inc. (the “Corporation”) and thus to benefit the Corporation by increasing the employees’ interest in the Corporation’s growth and success. The provisions of the Plan are as follows:

1.	Definitions.

“Committee” means the Compensation Policy Committee of the Board of Directors of the Corporation.

“Fair Market Value” means the average of the high and low prices per Share of the Corporation’s stock as reflected by composite transactions on the various national securities exchanges on which such stock has been listed and reported by the National Association of Securities Dealers on the day named, or if there are no transactions on that date, then the closing price for the preceding day upon which transactions occurred.

“Participant” means an eligible employee who has elected to participate in the Plan for a Purchase Period in accordance with Section 4.

“Purchase Period” means each calendar quarter, or such other period as the Committee shall designate from time to time, not to exceed twenty-seven (27) months in length.

“Retirement” shall mean either (i) termination of employment at or beyond age fifty-five (55) with at least ten(10) years of service; or (ii) termination of employment as a result of total and permanent disability. Total and permanent disability means if the employee is permanently unable to engage in any occupation for which he or she is reasonably qualified by education, training or experience as certified by a competent medical authority designated by the Plan administrator to make such determination.

A “Subsidiary” means (i) any “subsidiary corporation” of the Corporation within the meaning of Section 424(f) of the Internal Revenue Code, and (ii) any partnership, corporation or other entity in which the Corporation or Host Hotels & Resorts, L.P. owns a majority of the equity interest by vote or by value or in which the Corporation or Host Hotels & Resorts, L.P. has a majority capital or profits interest.

2. Stock Offered and Price. Subject to Section 6(b), an option to purchase Shares through payroll savings will be granted to eligible employees in the manner stated below. The “Purchase Price” of each Share will be the lesser of (i) ninety percent (90%) of its Fair Market Value on the first day of the Purchase Period, or (ii) ninety percent (90%) of the Fair Market Value on the last day of the Purchase Period. The maximum number of Shares that may be purchased under this Plan shall not exceed eight hundred and twelve thousand, eight hundred and ninety six (812,896) Shares. The Shares issued shall be authorized but unissued Shares. In the event that the Corporation should declare a stock dividend or a stock split or reclassify its stock, the Purchase Price and the number of Shares reserved for the Plan will be adjusted proportionately. The determination of the adjustment, if any, shall be made by the Committee, such determination shall be final, binding and conclusive.

3. Eligible Employees. All employees of the Corporation and Host Hotels & Resorts, L.P., or of any Subsidiary whose participation in the Plan is approved by the Committee, who are employed on the first day of the Purchase Period are eligible to participate in the Plan during the following Purchase Period, except the following who are ineligible to participate: (a) employees whose customary employment is for not more than five (5) months in any calendar year; (b) employees whose customary employment is twenty (20) hours or less per week; and (c) any employee, who after grant of an option under the Plan, would own or be deemed to own pursuant to applicable attribution rules stock (including stock which may be acquired under any outstanding options)

APPENDIX C

possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation, or of a Subsidiary. Notwithstanding the foregoing, and with respect to any Subsidiary, the Board of Directors of the Corporation must first approve participation in the Plan by the employees of each such Subsidiary. Furthermore, the Board of Directors of the Corporation may at any time, in its sole discretion, withdraw participation from the employees of a particular Subsidiary or Subsidiaries.

(b) This section shall become effective as of the date of the ownership limit of Article VIII of the Corporation’s Articles of Amendment and Restatement of Articles of Incorporation becomes effective. Notwithstanding any other provision to the contrary, an employee of the Corporation, Host Hotels & Resorts, L.P. or any Subsidiary shall not be eligible to participate in the Plan and shall cease to be a Participant, to the extent such employee was a Participant immediately before the application of this Section 2(b) to such employee, if the participation of such employee would violate the ownership limits set forth in Article VIII of the Corporation’s Articles of Amendment and Restatement of Articles of Incorporation.

4. Participation in the Plan. An eligible employee may become a Participant in the Plan by completing an election to participate in the Plan for a Purchase Period, or subsequent Purchase Periods on a form provided by the Corporation or Host Hotels & Resorts, L.P. or any participating Subsidiary and filing that form with his or her Payroll Office during such period as the administrator may, in its absolute discretion, from time to time determine. Such form and participation shall be effective only if the employee is still employed by the Corporation, Host Hotels & Resorts, L.P. or any participating Subsidiary the last day of the Purchase Period.

(b) A new hire employee may become a Participant in the Plan by completing an election to participate in the Plan on a form provided by the Corporation or Host Hotels & Resorts, L.P. or any participating Subsidiary and filing that form with his or her Payroll Office at such time as the administrator may, in its absolute discretion, from time to time determine.

5. Payroll Deductions. At the time a Participant files his or her election to participate in the Plan (as provided above), the employee shall elect to have deductions made from his or her pay, or in the alternative, elect to make contributions, on each pay day, starting the first day of the Purchase Period, immediately following such election, and ending before the last day of such Purchase Period, as long as he or she shall participate in the Plan, in an amount equal to 1%, 2%, 3%, 4%, 5%, 6%, 7%, 8%, 9% or 10% of the base compensation which the employee is entitled to receive on such pay day, as so designated by the employee in his or her election form. These deductions, or contributions, will be credited to the employee’s account under the Plan. The Participant may not during any Purchase Period change his or her percentage rate of payroll deduction or contribution, other than as may be permitted by the administrators. Once an employee elects either authorization of payroll deduction or contributions, the election of such method may not be changed during that Purchase Period.

(b) An employee electing to make contributions may miss making the full contribution once, and may make it up within thirty (30) days. If the employee misses more than one contribution, or fails to make it up within thirty (30) days, the employee will be deemed to have elected to terminate his participation for the Purchase Period in question (as provided in Section 8). At any time a Participant may elect voluntarily to terminate, in total only, his or her participation in the Plan for the Purchase Period in question (as provided in Section 9). Once participation is terminated, it may not be reinstated during that Purchase Period. Payroll deductions shall automatically cease once a Participant terminates his or her participation.

(c) Upon retirement, a participant shall have no further obligation nor will the participant be permitted to make further contributions to the Plan. All amounts theretofore contributed by a retired participant shall be retained in his or her account for the balance of the Purchase Period and applied as set forth in Section 6.

6. Exercise of the Option to Purchase Shares. Unless a Participant has given prior written notice terminating such employee’s participation in the Plan for the Purchase Period in question, or his or her participation in the Plan has otherwise been terminated as provided in Section 9, or he or she has retired, the option of such Participant to purchase Shares will be automatically exercised for the Participant on the last day of the Purchase Period in which he or she elected to participate, for the purchase of the number of full Shares (subject to the participation adjustment provided in Section 7) which the accumulated funds in the Participant’s account at that

APPENDIX C

time will purchase at the Purchase Price. The option may not be exercised at any other time. Any funds remaining in the Participant’s account insufficient to purchase a full Share will be refunded to the employee. Effective with exercise of the option, the employee shall become a stockholder and shall have all the rights incident thereto, including the right to such future dividends as may be declared from time to time by the Board of Directors of the Corporation.

(b) Notwithstanding any other provisions of this Plan, no eligible employee may purchase in anyone calendar year, under this Plan, Shares which would exceed a whole number of Shares derived at by dividing $25,000 by the Fair Market Value of a Share on the date the option is granted.

7. Participation Adjustment. If in any year the number of Shares which could be purchased by payroll deductions exceeds the number of unsold Shares reserved under the Plan, a participation adjustment will be made and the number of Shares purchasable by Participants will be reduced proportionately. Any funds remaining in a Participant’s account not used to purchase Shares will be refunded to the employee.

8. Issuance of Shares. As soon after the option is exercised as is reasonably possible, and upon his or her election, the Participant will be issued the number of Shares purchased under the Plan. The Shares may be evidenced in such manner as the Committee shall determine.

9. Termination of Participation. The employee will be refunded all monies in his or her account and his participation in the Plan terminated, if: (a) the employee elects in writing to terminate participation; (b) the employee’s employment with the Corporation, Host Hotels & Resorts, L.P. or its Subsidiaries is terminated for any reason other than Retirement or total or permanent disability; (c) the Board of Directors of the Corporation elects to terminate the Plan as provided by Section 14; (d) participation is terminated for failure to make contributions as more fully set forth in Section 5; or (e) the employee dies. Once terminated, participation may not be reinstated for any current Purchase Period but, if otherwise eligible, the employee may elect to participate in any subsequent Purchase Period. An employee’s termination of employment shall be considered a Retirement for purposes of this Section 9 only if such termination occurs not more than one month prior to the end of the Purchase Period.

10. Assignment. No employee may assign his or her rights under the Plan (including his or her rights in the option). Any payment of cash or issuance of stock hereunder may be made only to the employee (or, in the event of the employee’s death, to his or her estate). After the stock certificate has been issued, such certificate may, of course, be assigned the same as any other stock certificate.

11. Administration. The Committee will administer the Plan and may prescribe rules as to the administration of the Plan, including, without limitation, rules relating to the definition of “base compensation” as used herein. The determination of the Committee as to any questions which may arise with respect to the interpretation of the provisions of this Plan shall be final. Payroll deduction authorizations and elections to terminate participation shall be exercised only on forms provided by the Corporation, Host Hotels & Resorts, L.P. or any participating Subsidiary for that purpose.

12. Application of Funds. All funds received or held by the Corporation or Host Hotels & Resorts, L.P. or any participating Subsidiary under this Plan may be used for any corporate purpose until applied to the purchase of Shares and/or refunded to Participants, and Participants’ accounts will not be segregated, nor will interest be paid thereon.

13. Amendment of Plan. The Board of Directors of the Corporation or the Committee may, at any time, amend this Plan, in any respect, except that without approval of the stockholders of the Corporation no amendment shall be made (a) changing the number of Shares subject to this Plan (except as provided in Section 2); (b) decreasing the Purchase Price (except as provided in Section 2); (c) changing administration of the Plan from the Company or changing the classification of employees eligible to participate in the Plan; or (d) as may be required by any applicable law, regulation or stock exchange rule.

APPENDIX C

14. Term and Termination of the Plan. This Plan shall continue in effect on a year-to year basis unless terminated by the Board of Directors of the Corporation. Such Board of Directors may terminate the Plan at any time and for any reason. In any event the Plan shall, without further action of such Board of Directors, terminate at such time as the total number of Shares reserved for purchase under the Plan has been distributed.

15. Governmental Regulation. The Corporation’s obligation to issue, sell and deliver its stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

16. Other Provisions.

(a) Temporary disability or an approved leave of absence shall not result in termination of employment within the meaning of the Plan.

(b) This Section 16(c) shall be effective as of the date the ownership limit of Article VIII of the Corporation’s Articles of Amendment and Restatement of Articles of Incorporation become effective. Notwithstanding any other provision to the contrary, an employee shall not be eligible to participate in the Plan and shall cease to be a Participant, to the extent such employee was a Participant immediately before the application of this Section 16(c) to such employee, if the participation of such employee would violate the ownership limits set forth in Article VIII of the Corporation’s Articles of Amendment and Restatement of Articles of Incorporation.

(c) Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

(d) The provisions of the Plan shall be governed by the laws of the State of Maryland.

Annual Meeting Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., New York Time, on May 11, 2016.

Vote by Internet
• Go to www.investorvote.com/HST
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 through 6.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mary L. Baglivo	☐	☐	☐	02 - Sheila C. Bair	☐	☐	☐	03 - Terence C. Golden	☐	☐	☐

04 - Ann M. Korologos	☐	☐	☐	05 - Richard E. Marriott	☐	☐	☐	06 - John B. Morse, Jr.	☐	☐	☐

07 - Walter C. Rakowich	☐	☐	☐	08 - Gordon H. Smith	☐	☐	☐	09 - W. Edward Walter	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratify appointment of KPMG LLP as independent registered public accountants for 2016.	☐	☐	☐	3. Advisory resolution to approve executive compensation.	☐	☐	☐

4. Charter amendment providing stockholders the power to amend the bylaws.	☐	☐	☐	5. Charter amendment reducing the threshold for stockholders to call a special meeting.	☐	☐	☐

6. Employee stock purchase plan.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or in another representative capacity, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

02ATGB

ADMISSION TICKET

HOST HOTELS & RESORTS, INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 12, 2016, 11:00 A.M.

The Ritz-Carlton, Tysons Corner

1700 Tysons Blvd.

McLean, VA 22102

AGENDA

1. ELECTION OF DIRECTORS

●

2. RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

●

3. AN ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

●

4. CHARTER AMENDMENT PROVIDING STOCKHOLDERS THE CONCURRENT POWER TO AMEND THE BYLAWS

●

5. CHARTER AMENDMENT REDUCING THE THRESHOLD REQUIRED FOR STOCKHOLDERS TO CALL A SPECIAL MEETING

●

6. APPROVAL OF AN AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

●

TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person.

To make sure your shares are represented, we urge you to submit your proxy instructions by telephone, via the Internet, or by completing and mailing the proxy card below. If you plan on attending the Annual Meeting, please mark the appropriate box on the proxy card below.

Present this Admission Ticket to the Host Hotels & Resorts representative at the entrance.

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send future proxy voting materials to you by email. To register for electronic delivery of future proxy materials, go to www.computershare.com/investor and sign up for electronic delivery.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — HOST HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 12, 2016, 11:00 A.M.

The undersigned appoints Elizabeth A. Abdoo and Gregory J. Larson, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 17, 2016 at the Annual Meeting of Stockholders to be held on May 12, 2016, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no instruction is made, this proxy will be voted FOR the election of each director, and FOR proposals 2 through 6. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Please vote immediately.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

C Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.